Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS AND

ASTERISKS [***], HAVE BEEN OMITTED BECAUSE THE CONFIDENTIAL OMITTED

INFORMATION IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE

REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR

CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and among

BigCommerce Omni, LLC;

BigCommerce Holdings, Inc.;

Shawn Lipman, trustees of SJL Trust dated April 6, 2004, Gary Puterman, trustees of Gary

Puterman and Loren Puterman Living Trust, dated January 17, 2002, Brian Roizen, Robert

Roizen, and Jeremy Levy, and trustees of MDA Trust dated April 6, 2004;

and

Feedonomics LLC

Dated: July 23, 2021

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions	1
1.2.	Rules of Construction	15
ARTICLE II Purchase and Sale		16
2.1.	Closing	16
2.2.	Sale and Purchase of the Assets	16
2.3.	Excluded Assets	18
2.4.	Assumption of Liabilities	18
2.5.	Retained Liabilities	19
2.6.	Payment at the Closing	20
2.7.	Post-Closing Payments	20
2.8.	Escrowed Cash	22
2.9.	Working Capital Adjustment	23
2.10.	Transfer Restrictions; Share Certificates; Book Entry Shares	24
2.11.	Allocation of the Purchase Price	25
2.12.	Assignment of Contracts; Rights and Obligations	26
2.13.	Apportionments of Taxes	26
2.14.	Conditions, Payments and Deliveries at the Closing	26
2.15.	Payments Intended for the Other Party	28
2.16.	Payments Owed by the Other Party	28
ARTICLE III Representations and Warranties of Seller and the Seller Interestholders		29
3.1.	Organization and Power	29
3.2.	Capital Structure	29
3.3.	Authorization and Enforceability	30
3.4.	No Violation	30
3.5.	Governmental Authorizations and Consents	31
3.6.	Financial Statements	31
3.7.	Absence of Certain Changes	32
3.8.	Certain Transactions	33
3.9.	Assets	33
3.10.	Real Property	34
3.11.	Intellectual Property	34
3.12.	Contracts	41
3.13.	Compliance with Laws	43
3.14.	Environmental Matters	44
3.15.	Litigation	44
3.16.	Personnel Matters	44
3.17.	Tax Matters	47
3.18.	Insurance	48
3.19.	Customers and Suppliers	49
3.20.	Product Liability	49
3.21.	Powers of Attorney	49
3.22.	No Brokers	49
3.23.	Solvency; No Fraudulent Conveyance	49
3.24.	Restrictions on Business Activity	50
3.25.	No Additional Representations or Warranties	50
ARTICLE IV Representations and Warranties of Buyer		50
4.1.	Organization and Power	50
4.2.	Authorization; Enforceability	50

4.3.	No Violation	50
4.4.	Governmental Authorizations and Consents	51
4.5.	Post-Closing Payments	51
4.6.	Closing Payment	51
4.7.	No Additional Representations or Warranties	51
4.8.	Independent Investigation	51
ARTICLE V Covenants		51
5.1.	Certain Tax Matters	51
5.2.	Seller’s Non-Competition and Employee Non-Solicit	52
5.3.	Confidentiality	53
5.4.	Mail; Payments and Remittance	53
5.5.	Public Announcements	54
5.6.	Commercially Reasonable Efforts	54
5.7.	Exclusivity	54
5.8.	Securities Laws Matters	55
5.9.	Change of Name; Filings; Transitional Trademark License	55
5.10.	Insurance	55
5.11.	Tail Insurance Coverage, etc.	55
5.12.	Misallocated Assets	55
5.13.	Employees and Consultants	56
5.14.	Release of Claims	59
5.15.	Post-Closing Actions	60
5.16.	Transition Period	60
5.17.	Data Room	60
5.18.	R&W Insurance Policy	60
5.19.	Parent Guarantee	61
5.20.	Registration of Shares	61
5.21.	Member Approval	61
5.22.	Transition Services Agreement	62
ARTICLE VI Indemnification; Survival		62
6.1.	Expiration of Representations and Warranties	62
6.2.	Indemnification	62
6.3.	Exclusive Remedies	68
6.4.	Tax Treatment of Indemnification Payments	68
ARTICLE VII Conduct Prior to the Closing		68
7.1.	Conduct of the Business; Notices	68
7.2.	Restrictions on Conduct of the Business	69
ARTICLE VIII Termination		69
8.1.	Termination	69
8.2.	Effect of Termination	70
ARTICLE IX Miscellaneous		70
9.1.	Notices	70
9.2.	Governing Law	71
9.3.	Entire Agreement	71
9.4.	Severability	71
9.5.	Amendment	71
9.6.	Effect of Waiver or Consent	71
9.7.	Bulk Transfer Laws	72
9.8.	Parties in Interest; Limitation on Rights of Others	72
9.9.	Assignability	72
9.10.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	72

ii

9.11.	No Other Duties	72
9.12.	Reliance on Counsel and Other Advisors	72
9.13.	Remedies	73
9.14.	Enforcement of Agreement	73
9.15.	Counterparts	73
9.16.	Further Assurance	73
9.17.	Seller Interestholder Guaranty	73

Schedules

Schedule 1.1(a) – Post-Closing Transaction Payments

Schedule 2.3(b)(vi) – Certain Excluded Assets

Schedule 2.14(a)(i) – Indebtedness

Schedule 2.14(a)(ii) – Consents

Schedule 2.14(a)(v) – Employees and Consultants

Schedule 5.9(a) – Name Change Filings

Schedule 5.9(b) –Use of Marks

Schedule 5.11 – Insured and Coverage Amounts

Schedule 5.15 – Post-Closing Actions

Schedule 6.2(a)(vii) – Agreed Indemnity Event

Schedule 7.2 – Conduct of Business Exceptions

Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – TPP

Exhibit C – Bill of Sale

Exhibit D – Sample Closing Net Working Capital

Exhibit E-1 – First Acceleration Event

Exhibit E-2 – Second Acceleration Event

Exhibit F – Form of Intellectual Property Assignments

Exhibit G – Specified Consultants

Exhibit H – Specified Employees

Exhibit I – Form of Transition Services Agreement

Exhibit J – RWI Policy

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 23, 2021, is by and among BigCommerce Omni, LLC (“Buyer”), an indirect wholly-owned subsidiary of BigCommerce Holdings, Inc. (“Parent”), Feedonomics LLC, a California limited liability company (“Seller”), Shawn Lipman, the trustees of SJL Trust dated April 6, 2004, Gary Puterman, the trustees of Gary Puterman and Loren Puterman Living Trust, dated January 17, 2002, Brian Roizen, Robert Roizen, Jeremy Levy, and the trustees of MDA Trust dated April 6, 2004 (each a “Seller Interestholder,” and collectively the “Seller Interestholders”) and Parent, solely for the purposes of the covenants of Parent under Section 5.19.

RECITALS

WHEREAS, the Seller Interestholders own 100% of the membership interests in Seller;

WHEREAS, Seller and Seller Interestholders desire to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer, Seller, and the Escrow Agent have entered into that certain Escrow Agreement in the form attached as Exhibit A (the “Escrow Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer or its Affiliate has entered into offer letters and At-Will Employment, Confidential Information, Invention Assignment Agreements, and, if applicable, participation agreements under the TPP (as defined below), with each of the Key Employees and Key Managers, each dated as of the date hereof (collectively, the “Employment Agreements”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has adopted, effective as of the Closing, the Transaction Payments Plan in the form attached as Exhibit B (the “TPP”).

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action or Proceeding” means any action, suit, claim, arbitration, investigation, hearing or proceeding by or before any court or other Governmental Authority.

“Actual Net Working Capital” has the meaning set forth in Section 2.9(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, contract or otherwise.

“Agency Agreement” has the meaning set forth in Section 3.12(a)(vii).

“Agreed Indemnity Event” has the meaning set forth in Schedule 6.2(a)(vii).

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the Bill of Sale, the Escrow Agreement, the Intellectual Property Assignments, the Local Transfer Agreements (if any), the Employment Agreements, and the Transition Services Agreement.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Contracts” has the meaning set forth in Section 2.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Author” has the meaning set forth in Section 3.11(e).

“Bad Leaver” has the meaning set forth in Section 2.7(b).

“Bad Leaver Event” means the termination of a Key Employee for Cause or the resignation of a Key Employee without Good Reason.

“Bill of Sale” means that certain Bill of Sale and Assignment and Assumption Agreement by and between Seller and Buyer in the form of Exhibit C being executed and delivered concurrently herewith.

“Books and Records” has the meaning set forth in Section 2.2(n).

“Business” means the business of designing, developing, creating, supporting, maintaining, marketing, licensing, selling and distributing digital content feed technology (including the Seller Products) for use in advertising channels and commerce channels.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York, New York and Los Angeles, California are authorized by law to be closed for business. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer EIP” has the meaning set forth in Section 5.13(c).

“Buyer Employee” has the meaning set forth in Section 5.2(c).

“Buyer Indemnitees” has the meaning set forth in Section 6.2(a).

“Buyer Stock” means the common stock, par value $0.0001 per share, of Parent.

“Cash on Hand” means, without duplication, the consolidated amount of cash and cash equivalents of Seller as of the Closing.

“Cause” means any of the following: (i) the Key Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Buyer or Seller documents or records; (ii) the Key Employee’s material failure to abide by Buyer’s or Seller’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Key Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible assets or corporate opportunity of Buyer or Seller (including, without limitation, the Key Employee’s improper use or disclosure of Buyer’s or Seller’s confidential or proprietary information); (iv) any intentional act by the Key Employee which has a material detrimental effect on Buyer’s reputation or business; (v) the Key Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from Buyer of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Key Employee of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Key Employee and Buyer or Seller, which breach is not cured pursuant to the terms of such agreement; or (vii) the Key Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Key Employee’s ability to perform his or her duties with Buyer.

“Certified Working Capital” has the meaning set forth in Section 2.9(d).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Net Working Capital” means (a) the total current assets included in the Assets as of 12:01 a.m. on the Closing Date, minus (b) the total current liabilities included in the Assumed Liabilities as of 12:01 a.m. on the Closing Date (excluding deferred revenue and deferred costs of Seller calculated in accordance with GAAP). A sample calculation of Closing Net Working Capital is attached hereto as Exhibit D, and the calculation of Closing Net Working Capital hereunder shall be determined in accordance with GAAP consistently applied using the accounting practices used to determine such sample calculation of Closing Net Working Capital (to the extent not inconsistent with GAAP).

“Closing Payment” has the meaning set forth in Section 2.6(a).

“Closing Statement” has the meaning set forth in 2.7(b).

“Closing TPP Amount” means amount allocated to the TPP related to the Closing Payment, calculated as set forth in the TPP.

“Closing TPP Payment” means the amounts that are actually paid under the TPP in respect of the Closing TPP Amount.

“COBRA” means Section 4980B of the Code or similar applicable Laws.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Software” means Third Party Intellectual Property that is generally, commercially available software or services and (i) is not material to the Seller, or if it is material to the Seller, alternative software or services are available commercially, (ii) has not been materially modified or customized for the Seller, and (iii) is licensed or provided for an annual fee under $25,000.

“Confidential Information” has the meaning set forth in Section 3.11(n).

“Consents” has the meaning set forth in Section 3.5.

“Consultant” means all Persons who are or have been engaged as consultants by Seller or who otherwise provide non-employee services to Seller under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, license, arrangement, lease, understanding, obligation, or commitment or other legally binding arrangement to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Data Room” means the virtual data depositories prepared by Seller and hosted on behalf of Seller by Datasite and Googledrive in connection with the Contemplated Transactions.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“DMCA” has the meaning set forth in Section 3.11(u).

“Employee Services Termination Date” means July 31, 2021, unless such date is extended pursuant to the terms of the Transition Services Agreement.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule, regulation or enforceable guidance governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, natural resources, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, generation, release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with Seller within the meaning of Section 414(b) of the Code, a trade or business which is or was under common control with Seller within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with Seller within the meaning of Sections 414(m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrow Amount” has the meaning set forth in Section 2.8(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.9(a).

“Event” means any event, change, discovery of information, development, effect, condition, circumstance, result, matter, occurrence or state of facts.

“Excluded Assets” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“First Acceleration Date” means the date on which the First Acceleration Event is accepted in the reasonable judgment of Buyer.

“First Acceleration Event” has the meaning set forth in Exhibit E-1.

“First Anniversary Date” means the first anniversary of the Closing Date.

“First Payment Date” means the date as soon as reasonably practicable but in any event that is within ten (10) Business Days following the earlier of the First Acceleration Date and the First Anniversary Date.

“First Payment Consideration Amount” means Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) minus any amounts payable (inclusive of payroll taxes) under the TPP in respect of the First TPP Pool.

“First Payment Shares” means a number of shares of Buyer Stock equal to (a) the First Payment Consideration Amount divided by (b) the First Payment Stock Price, rounded down to the nearest share.

“First Payment Stock Price” means the price of one share of Buyer Stock, calculated using the average of the market closing prices of Buyer Stock reported by Nasdaq on each of the three trading days prior to the First Payment Date.

“First TPP Forfeited Amount” has the meaning set forth in Section 2.7(b)(ii).

“First TPP Payment” has the meaning set forth in Section 2.7(b).

“First TPP Pool” means the amount allocated to the TPP related to the First Payment Consideration Amount, calculated as set forth in the TPP.

“Fraud” means common law fraud under Delaware law committed by a Person in the making of the representations and warranties (as modified by the Seller Disclosure Schedules), covenants or agreements in this Agreement or any certificate delivered pursuant hereto.

“Fundamental Representations” has the meaning set forth in Section 6.1.

“GAAP” means generally accepted accounting principles in the United States.

“Good Leaver Event” means the termination of a Key Employee without Cause, the resignation of a Key Employee with Good Reason, or such Key Employee’s death or Disability.

“Good Reason” means a Key Employee’s resignation following the occurrence of one or more of the following events occurring after the Closing compared to the circumstances existing immediately following the Closing as set forth in such Key Employee’s Employment Agreement, in each case, without Key Employee’s consent: (i) the permanent non-voluntary relocation of Key Employee’s principal place of employment to a place more than 30 miles away from the Seller’s headquarters in Los Angeles, California; (ii) a material diminution in Key Employee’s base compensation or bonus opportunity, as a percentage of Key Employee’s base salary immediately before the such reduction; or (iii) a material diminution in Key Employee’s authority, title, duties, reporting status, powers or responsibilities with Buyer or its affiliate. In order to resign for Good Reason, a Key Employee will be required to provide written notice of intent to resign for Good Reason within 60 days following the occurrence of the event that is alleged to constitute Good Reason, Buyer shall have 30 days from the delivery of such written notice by such Key Employee to cure any acts constituting Good Reason, and, if not timely cured, such Key Employee’s resignation must be effective no later than 30 days after the expiration of such cure period.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any arbitrator, court, or tribunal.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Health Care Laws” has the meaning set forth in Section 3.16(b).

“In-Licenses” has the meaning set forth in Section 3.11(g).

“Income Taxes” means all federal, state, local and foreign income, franchise, net profits, excess profits or similar Taxes imposed on, or measured by reference to, net income.

“Indebtedness” means all obligations and indebtedness of Seller (a) for borrowed money, (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property or services, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) under any interest rate or currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) or commodity swaps, forward contracts or similar agreements, (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (g) for interest on any of the foregoing and/or (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing. For the avoidance of doubt, Indebtedness shall not include good faith settlements for the benefit of customers or clients under the Assumed Contracts to the extent such settlements do not exceed $50,000 in the aggregate.

“Indemnifying Party” has the meaning set forth in Section 6.2(c).

“Indemnitees” has the meaning set forth in Section 6.2(c).

“Indemnity Escrow Account” has the meaning set forth in Section 2.8(b).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.8(b).

“Independent Accounting Firm” has the meaning set forth in Section 2.9(c).

“Intellectual Property” means, collectively, Technology and Intellectual Property Rights.

“Intellectual Property Rights” means the rights associated with or arising under any of the following anywhere in the world: (i) all United States and foreign patents and utility models and applications therefor, including provisional applications, and all reissues, divisions, re-examinations, renewals, extensions, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and data (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, “moral” rights, and all other corresponding rights in works of authorship, however denominated, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) all trademarks, trade names, trade dress rights, and service marks, whether registered or unregistered throughout the world (“Trademarks”), (v) domain names, sub-domain names and variations thereof, and domain name registrations (“Domain Names”), and (vi) analogous rights to those set forth above.

“Intellectual Property Assignments” means the assignment of Intellectual Property as part of the Assets and separate assignments of registered Intellectual Property Rights as part of the Assets, to be dated as of the Closing Date, between Buyer and Seller, substantially in the form attached as Exhibit F hereto.

“Intended Tax Treatment” means the Closing Payment and the Post-Closing Payments (or cash consideration payable in lieu of Post-Closing Payments) are intended to constitute purchase price consideration for the Assets for all tax purposes.

“IP Representations” has the meaning set forth in Section 6.1.

“Key Employees” means each of Shawn Lipman, Gary Puterman, Brian Roizen and Robert Roizen.

“Key Managers” means each of [***].

“Knowledge of Seller” means the knowledge of any of the Key Employees, after reasonable inquiry, which shall include due inquiry regarding the knowledge of any of the Key Managers following a good faith review by each Key Manager of (i) the representations and warranties of Seller and Seller Interestholders set forth in Article III of this Agreement and (ii) the Seller Disclosure Schedule.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, judgments, and or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“LEPP” means the Seller Liquidity Event Participation Plan.

“Liability” means, with respect to any Person, any liability, commitment, or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any lien (statutory or otherwise), security interest, claim, mortgage, deed of trust, option, priority, pledge, charge, right of first refusal, easement, right-of-way, encroachment, license to a third party, lease to a third parties or other encumbrance or similar right of others or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to give any of the foregoing, but excluding any license or right to any Intellectual Property.

“Litigation” has the meaning set forth in Section 3.15.

“Local Transfer Agreement” means any local asset transfer agreements for each jurisdiction other than the U.S. in which Assets are located, in form and substance as reasonably acceptable to Buyer.

“Loss” or “Losses” has the meaning set forth in Section 6.2(a); provided that “Loss” shall not include punitive damages or criminal or civil fines or penalties except to the extent covered by the R&W Insurance Policy or as awarded in Third Party Claims.

“Made Available” means such materials have been uploaded to the Data Room and accessible to Buyer and its representatives, but only if so uploaded and accessible to Buyer and its representatives in the Data Room not later than two (2) Business Days prior to the date of this Agreement and not removed from the Data Room during such two (2) Business Day period; provided, however, any such materials provided directly to Buyer and its representatives less than two (2) Business Days prior to the Closing Date will be deemed to have been “Made Available” if Buyer or its counsel has acknowledged receipt thereof in writing (email acknowledgement being sufficient) as being “Made Available” pursuant to this Agreement.

“Marks” has the meaning set forth in Section 2.2(l).

“Material Adverse Effect” means any Event that, individually or together with all other Events, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of Seller taken as a whole, (b) results in, or is reasonably expected to result in, a material impairment on the ability of the operations of the Business to be conducted after the Closing in substantially the same manner as conducted immediately prior to the date of this Agreement, or (c) prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation of the Contemplated Transactions or the performance by Seller or any Seller Interestholder of any of their respective obligations under this Agreement; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any Event arising from or relating to (i) general business, industry or economic conditions, (ii) the effect of any change that generally affects any industry in which the Business operates, (iii) any failure by the Business to meet its internal financial projections, estimates or budgets, (iv) changes in GAAP, (v) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in law, rules, regulations, orders or other binding directives issued by any Governmental Authority, (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer (viii) any “act of God,” including, but not limited to, weather, natural disasters, earthquakes, epidemics, pandemics and disease outbreaks; (ix) effects caused by the public announcement of this Agreement or the transactions contemplated hereby, or (x) events, including impacts on relationships with customers and clients (including, without limitation, e-commerce platforms that compete with Buyer or its Affiliates), suppliers, employees (including any departure or termination of employees), labor organizations or Governmental Authorities, in each case, attributable to the announcement or pendency of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby or the identity of or action taken by Buyer or any of its Affiliates; provided, that the matters described in clauses (i), (ii), (v), (vi) or (viii) shall be included in the term “Material Adverse Effect” if, and to the extent, any such matter has a disproportionate impact on the business, assets and liabilities, overall financial condition or results of operations of Seller, taken as a whole, relative to other similarly situated entities operating in the same industry in which Seller operates.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Maximum First Payment” has the meaning set forth in Section 2.7(b)(i).

“Maximum Second Payment” has the meaning set forth in Section 2.7(c)(i).

“Most Recent Financial Statements” has the meaning set forth in Section 3.6(a).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Open Source Contributions” has the meaning set forth in Section 3.11(q).

“Open Source License” has the meaning set forth in Section 3.11(p).

“Open Source Materials” means software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Orders” means all judgments, orders, writs, injunctions, decisions, stipulations rulings, decrees and awards of any Governmental Authority.

“Out-Licenses” has the meaning set forth in Section 3.11(h).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Payment Spreadsheet” means a spreadsheet delivered by Seller to Buyer prior to the Closing setting forth the amounts and wire information for the designated account or accounts at which Buyer is to deliver the payments required pursuant to Section 2.14(c)(ii) through (iv).

“Permits” has the meaning set forth in Section 2.2(g).

“Permitted Lien” means any (i) Lien in respect of Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to the business, operations or financial condition of Seller and that are not resulting from a breach, default or violation by Seller of any Contract or Law for amounts which are not overdue by a period of more than thirty (30) days and for which adequate reserves have been established in accordance with GAAP, (iii) with respect to customary leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property in each case that do not impair the use of the applicable property by Seller in the ordinary course of business, (iv) non-exclusive licenses to Seller Owned Intellectual Property or Seller Products granted in the ordinary course of business and (v) other imperfections of title or Liens, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Data” means (i) to the extent that such data identifies or allows the identification of a natural person, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, biometric information, facial geometry, or any other piece of information that alone or in combination with other information available to the Seller allows the identification of a natural person; or (ii) any other information considered “personal data”, “personally identifiable information”, “personal information,” “biometric identifiers,” “biometric information,” “individually identifiable health information,” or any other similar term under applicable Law.

“Personnel” has the meaning set forth in Section 3.16(a).

“Post-Closing Payments” has the meaning set forth in Section 2.7.

“Post-Closing Transaction Payments” are the payments set forth on Schedule 1.1(a).

“Pre-Closing Taxes” means (a) all Tax liability with respect to the Assets and/or the Business allocated to a taxable period (or portion thereof) ending on or before the Closing Date, (b) all Taxes of Seller or the Seller Interestholders for any Tax period and (c) all Taxes allocated to Seller pursuant to Section 2.11 or Section 5.1(b).

“Privacy Obligations” means (a) applicable Laws (“Privacy Laws”), (b) applicable self-regulatory obligations or published industry standards with which Seller has represented compliance, (c) applicable requirements of credit card and payment card networks (including the PCI Data Security Standard, as applicable), (d) applicable contractual requirements, as amended from time to time, and (e) applicable consents from Persons to Seller or notices to Persons from Seller, in the case of each of (a) to (e) relating to (i) data privacy, data protection, or the creation, collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other Processing of Private Data or (ii) the use of Private Data in direct marketing to individuals or (iii) the initiation, transmission, monitoring, or recording of communications containing or transmitted with the use of Private Data (in any format, including voice, video, email, and text messaging).

“Private Data” means Personal Data, Seller Data, and Confidential Information.

“Process”, “Processed” or “Processing” means, with respect to data, the use, collection, storage, recording, organization, adaption, alteration, transfer, transmission, retrieval, accessing, disclosure, dissemination, combination, or other processing of such data.

“Properties” has the meaning set forth in Section 3.10(c).

“Purchase Price” has the meaning set forth in Section 2.7(a).

“Registered Intellectual Property Rights” means all United States, international and foreign: (A) Patents and Patent applications (including provisional applications), (B) registered Trademarks and applications to register trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (C) registered Copyrights and applications for Copyrights; (D) Domain Name registrations; and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issues, filed with, or recorded by any Governmental Authority.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, with Indemnitees as the beneficiaries, attached hereto as Exhibit J, which includes among other things, (i) a coverage amount of at least $14,500,000, and (ii) retention equal to $1,450,000 or less.

“R&W Insurance Policy Premium” means the premiums related to, and all other costs and expenses (including broker fees, taxes and fees required by law, underwriting fees, and any other insurer or broker charges) relating to the origination of the R&W Insurance Policy.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Released Claims” has the meaning set forth in Section 5.14(a).

“Released Parties” has the meaning set forth in Section 5.14(a).

“Releasing Parties” has the meaning set forth in Section 5.14(a).

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Retention Amount” means the maximum deductible amount under the terms of the R&W Insurance Policy, such amount not to exceed $1,450,000.

“SBA” means the U.S. Small Business Administration.

“Second Acceleration Date” means the date on which the Second Acceleration Event is accepted in the reasonable judgment of Buyer.

“Second Acceleration Event” has the meaning set forth on Exhibit E-2.

“Second Anniversary Date” means the second anniversary of the Closing Date.

“Second Payment Date” means the date as soon as reasonably practicable but in any event that is within ten (10) Business Days following the earlier of the Second Acceleration Date and the Second Anniversary Date.

“Second Payment Consideration Amount” means Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) minus any amounts payable (inclusive of payroll taxes) under the TPP in respect of in respect of the Second TPP Pool.

“Second Payment Shares” means a number of shares of Buyer Stock equal to (a) the Second Payment Consideration Amount divided by (b) the Second Payment Stock Price, rounded down to the nearest share.

“Second Payment Stock Price” means the price of one share of Buyer Stock, calculated using the average of the market closing prices of Buyer Stock reported by Nasdaq on each of the three trading days prior to the Second Payment Date.

“Second TPP Forfeited Amount” has the meaning set forth in Section 2.7(c)(ii).

“Second TPP Payment” has the meaning set forth in Section 2.7(c).

“Second TPP Pool” means the amount allocated to the TPP related to the Second Payment Consideration Amount, calculated as set forth in the TPP.

“Securities Act” has the meaning set forth in 3.2(d).

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliates” has the meaning set forth in Section 5.3.

“Seller Charter Documents” has the meaning set forth in Section 3.1(c).

“Seller Data” means (i) all data and content uploaded or otherwise provided to the Seller by or for customers or users (or any of their respective customers or users) of Seller Products to, or stored by the Seller for customers or users (or any of their respective customers or users) of Seller Products; (ii) all data and content created, compiled, aggregated, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for Seller in connection with the development, provision, or operation of Seller Products or Seller Owned Intellectual Property; and (iii) data and content compiled, aggregated, inferred, or derived directly or indirectly by Seller from the foregoing.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller in connection with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 6.2(c).

“Seller Intellectual Property” means any and all Seller Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Seller.

“Seller Intellectual Property Agreements” means, collectively, the In-Licenses and Out-Licenses.

“Seller Interestholder(s)” has the meaning set forth in the Preamble.

“Seller-Licensed Data” has the meaning set forth in Section 3.11(t)(ii).

“Seller Marks” means the marks set forth on Section 3.11(b) of the Seller Disclosure Schedule.

“Seller-Owned Data” has the meaning set forth in Section 3.11(t)(iii).

“Seller Owned Intellectual Property” means all Seller Owned Intellectual Property Rights and Technology owned (whether exclusively or jointly with third parties) by Seller immediately prior to the Closing.

“Seller Owned Intellectual Property Rights” means any and all Intellectual Property Rights that the Seller owns (whether exclusively or jointly with third parties) or purports to own. Seller Owned Intellectual Property Rights include the Seller Registered Intellectual Property.

“Seller Plans” means (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) each loan made by Seller to an employee (other than business-related expense reimbursement), (iii) all unit option, unit purchase, phantom unit, unit appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, vacation, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, commission, retirement, deferred compensation or incentive plans, programs or arrangements, and (v) all employment or executive compensation or severance agreements, written or otherwise, that are maintained or contributed to by Seller for the benefit of any current or former employee, independent contractor consultant, member or manager of Seller or any subsidiary of Seller or to which Seller has or may have an obligation to contribute or any Liability.

“Seller Privacy Policies” means, collectively, any and all of Seller’s written policies, published on Seller Websites owned or controlled by or for the Seller.

“Seller Products” means all products or services that are currently or have been marketed, licensed, sold, distributed or performed by or on behalf of the Seller and all products or services currently under development by the Seller.

“Seller Registered Intellectual Property” means all Registered Intellectual Property Rights registered or filed in the name of, applied for by, or owned by, Seller.

“Seller R&W Fee” shall have the meaning set forth in Section 5.16.

“Seller Source Code” means, collectively, any software source code, or any material proprietary information or algorithm to the extent implemented in any software source code, of any Seller Owned Intellectual Property or Seller Products.

“Seller Tax-Related Amounts” means (a) any Income Tax withholding, (b) the employee portion of any payroll Taxes and (c) any related penalties or interest, in each case imposed on Buyer or any of its Affiliates by a Governmental Authority arising from or as a result of a challenge to the Intended Tax Treatment (but excluding, for the avoidance of doubt, the loss of any Tax deduction to Buyer and the employer portion of any employment Taxes on the Post-Closing Payments).

“Seller Transaction Expenses” means all fees, costs and expenses incurred or to be paid by Seller, any of the Seller Interestholders or any of their respective Affiliates in connection with the Contemplated Transactions, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby and not fully paid prior to the Closing or otherwise payable in connection with the Closing, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, filing fees and expenses incurred by Seller in connection with any filing by Seller with a Governmental Authority, (b) other than payments pursuant to the TPP, any transaction-related payments, bonuses (to the extent bonus amounts are determinable prior to or at the Closing), retention, severance or benefits that are or may become payable or owing to any Person prior to Closing or with respect to which such payment obligation is triggered upon Closing by Seller, any of the Seller Interestholders or any of their respective Affiliates in connection with the Contemplated Transactions, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby and not fully paid prior to the Closing (including the employer portion of any payroll, employment or similar Taxes incurred with respect thereto and any amounts paid or to be paid to offset or gross-up any Person for any excise Taxes or Income Taxes related to the foregoing items), (c) the Seller R&W Fee, (d) 50% of the Tail Policies Expenses, and (e) 50% of the fees of the Escrow Agent.

“Seller Websites” means all websites owned, operated or hosted by the Seller (including those websites operated using the domain names listed in Section 3.11(b) of the Seller Disclosure Schedule).

“Specified Consultants” means, collectively, the individuals and entities listed on Exhibit G.

“Specified Employees” means, collectively, the individuals listed on Exhibit H.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Systems” has the meaning set forth in Section 3.11(a).

“Target Net Working Capital” means an amount equal to $1,918,646.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, escheat, estimated, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability arising under any Tax sharing agreement or any Liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation §1.1502-6 or analogous state, local or non-U.S. Law, whether disputed or not.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Taxing Authority in connection with any Taxes and any amendment thereof or attachment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Technology” means any or all of the following and any tangible embodiments thereof: (i) works of authorship, including software, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) data, databases, and data compilations and collections, (v) Trademarks, (vi) methods and processes, (vii) Domain Names, web addresses and sites, (viii) devices, prototypes, designs and schematics, and (ix) any other forms of technology.

“Territory” means each and every country, province, state, city, or other political subdivision of the world in which Seller is currently engaged, or currently plans to engage, or otherwise distributes, licenses or sells its products or services in connection with the Business, including, but not limited to Europe, the Middle East, India and Africa, Latin America, China and the Philippines.

“Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.

“Top Customers” has the meaning set forth in Section 3.19(a).

“Top Suppliers” has the meaning set forth in Section 3.19(a).

“TPP” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Assets (including any transfer or similar Tax imposed by any Governmental Authority) pursuant to this Agreement. For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains, which shall be paid entirely by Seller.

“Transferred Employee” has the meaning set forth in Section 5.13(a).

“Transition Service IP Agreement” means any IP Assignment Agreement of a Transition Service Employee.

“Transition Services Agreement” means the Transition Services Agreement, to be dated as of the Closing Date, between Buyer and Seller, substantially in the form attached as Exhibit I hereto.

“Transition Services Employee” means each employee of Seller or one of its Affiliates who will provide services pursuant to the Transition Services Agreement.

“Transition Services Employee” means each employee of Seller or one of its Affiliates who will provide services pursuant to the Transition Services Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as amended.

“WARN Act” has the meaning set forth in Section 3.16(o).

“Working Capital Dispute Notice” has the meaning set forth in Section 2.7(c).

“Working Capital Dispute Notification Period” has the meaning set forth in Section 2.7(c).

“Working Capital Escrow Account” has the meaning set forth in Section 2.8(a).

“Working Capital Escrow Amount” has the meaning set forth in Section 2.8(a).

1.2. Rules of Construction. Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted;

(g) All monetary figures shall be in United States dollars unless otherwise specified;

(h) References to “ordinary course of business” in this Agreement shall mean “ordinary course of business consistent with past practice,” whether or not so specified.

(i) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(j) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;” and

(k) The word “or” is not exclusive.

ARTICLE II

Purchase and Sale

2.1. Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures, commencing at 10:00 a.m. Central time on the date on which the last of the conditions set forth in Section 2.14 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or on such other date, time, or place as may be mutually agreed by Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date”.

2.2. Sale and Purchase of the Assets. Subject to the terms set forth in this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers (or causes to be sold, conveyed, transferred, assigned and delivered) to Buyer, and Buyer hereby purchases, acquires, and accepts all of the Assets, free and clear of all Liens (other than Permitted Liens) as of the termination of the Transition Services Agreement with respect to the Transition Service IP Agreements, and as of Closing with respect to all other Assets. For purposes of this Agreement, “Assets” shall mean all assets, rights, title and interests of any kind (whether tangible or intangible, or real or personal, of every kind and description, wherever located) of Seller (which shall not in any event include any of the Excluded Assets), including:

(a) all Real Property Leases listed in Section 3.10(a) of the Seller Disclosure Schedule;

(b) all other tangible personal property and interests therein, including all apparatus, materials, office supplies, fixtures, tools, machinery, equipment, furniture and furnishings, leasehold improvements, goods, vehicles, office equipment and supplies, computers and related equipment, telephones, wireless communication devices, telecopiers, and other fixed assets and tangible personal property of any kind, wherever located;

(c) all Seller Products, including all source code, object code, specifications, documentation and databases (including any bug tracking databases), and all hardware and software tools, compilers, components, or other Technology utilized in or necessary for the development, support, and maintenance of the foregoing;

(d) all Seller Owned Intellectual Property, including, without limitation, the Seller Owned Intellectual Property identified on Section 3.11(b) of the Seller Disclosure Schedule;

(e) all of the intangible rights and property of Seller, including, without limitation, Seller’s legal name, going concern value, and all goodwill and the rights to seek past and future damages with respect to all such intangible rights and property;

(f) all rights, benefits and interests under Contracts and other similar arrangements (including all express or implied warranties, representations or guarantees made by suppliers, manufacturers, vendors, contractors and other third parties) that have been Made Available to Buyer in the Data Room and are (i) related to the Business or Seller Intellectual Property, or (ii) pursuant to which any Person has licensed or granted any right to Seller in any Intellectual Property Rights (the “Assumed Contracts”);

(g) all franchises, approvals, permits, licenses, orders, registrations, certificates and other government authorizations and approvals (collectively, the “Permits”) used or held for use in, or related to, or necessary to operate, the Business;

(h) all rights to receive mail (including e-mail) and other communications of Seller (including mail (including e-mail) and communications from customers, suppliers, distributors, agents and others) with respect to the Assets or the Business;

(i) all prepaid expenses, credits, advance payments, security or other deposits, charges, claims for refunds and rights to offset in respect thereof, sums and fees;

(j) all rights to use the telephone numbers, telecopier numbers, facsimile numbers, Internet website domain names and e-mail addresses; provided, however, this shall not include personal telephone numbers of the Seller Interestholders even if used in the Business;

(k) all Trademarks with respect to the Feedonomics name and all other names used by Seller;

(l) the Seller Marks (the “Marks”);

(m) (i) the Domain Name feedonomics.com, and any and all other domain names that incorporate, or are derived from or based upon the Marks; and (ii) all social media usernames, handles and avatars related to the business of Seller;

(n) all records, ledgers, files, databases, documents, surveys, plans, catalogs, technical information, blueprints, schematics, pricing sheets, instructions and manuals, employee handbooks, correspondence, customer, vendor, and supplier lists, data processing files and records, drawings, website and online service logs, specifications, display, advertising and promotional materials, equipment and parts lists, dealer and distributor lists, labels and packaging materials, operating data and plans, computer data and software, studies, reports, data and other printed, written or electronically-stored materials of whatever nature, and all records, files and original documents relating to registration and applications for registration of Seller Registered Intellectual Property (collectively, the “Books and Records”);

(o) the right to enforce Contracts entered into with current or former employees or consultants or other Persons containing non-disclosure, non-solicitation or non-competition provisions, against the current or former employees or consultants or other Persons that are parties thereto;

(p) all claims, rights, and with respect to legal actions, causes of action, rights to refunds, rights of recovery, rights of set off and rights of recoupment of any kind, Seller Owned Intellectual Property Rights, or other Assets (including all rights of Seller in connection with any Litigation);

(q) all insurance benefits, including rights and proceeds arising from or relating to the Assets or the Assumed Liabilities prior to the Closing, other than to the extent that a claim is made against Seller or its Affiliates by a third party that is not also made against Buyer or its Affiliates;

(r) all goodwill generated by or associated with Seller;

(s) all current assets included in the calculation of Closing Net Working Capital; and

(t) all other assets, properties and rights related to, or used or held for use by, Seller, other than the Excluded Assets.

2.3. Excluded Assets.

(a) Seller shall not sell, transfer, assign or deliver to Buyer any of its rights, titles to or interests in any of the Excluded Assets.

(b) For purposes of this Agreement, “Excluded Assets” means only the following:

(i) Cash on Hand;

(ii) all equity interest in Feedonomics UK Ltd. owned by Seller;

(iii) all rights to refunds of Pre-Closing Taxes paid by Seller;

(iv) all insurance policies, but excepting the rights set forth in Sections 2.2(q) and 5.10;

(v) personal telephone numbers of the Seller Interestholders to the extent used in the Business; and

(vi) the assets set forth in Schedule 2.3(b)(vi).

2.4. Assumption of Liabilities.

(a) Effective as of the Closing, Seller shall not have any liability or obligation with respect to, and Buyer shall assume and thereafter pay, perform and discharge when due, only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(i) all obligations arising after the Closing under the Assumed Contracts (other than obligations and liabilities arising out of or relating to a breach by Seller that occurred prior to or at the Closing), including, for the avoidance of doubt, compliance with all terms and conditions of the Assumed Contracts;

(ii) liabilities for credits to customers for settlements made by Seller to the extent included in the calculation of Closing Net Working Capital;

(iii) all current liabilities to the extent included in the calculation of Closing Net Working Capital; and

(iv) all lease payments and other obligations arising after the Closing under the Real Property Leases.

(b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any liability or obligation with respect to, shall not assume or agree to pay, perform or discharge, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered pursuant to this Agreement, or as a result of the consummation of the Contemplated Transactions, to have assumed, or to have agreed to pay, perform or discharge, any liability, obligation or indebtedness of Seller, any Seller Interestholder or any of their respective Affiliates, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, due or to become due, accrued, absolute, contingent or otherwise, and whether arising prior to, on or after the Closing Date, other than the Assumed Liabilities.

2.5. Retained Liabilities. Notwithstanding anything herein to the contrary, Seller shall retain and Buyer shall not assume, agree to pay, perform or discharge any Liabilities or obligations of Seller or its Affiliates, including the Seller Interestholders, other than the Assumed Liabilities (such liabilities not assumed by Buyer, collectively, the “Retained Liabilities”). “Retained Liabilities” shall include, without limitation, the following:

(a) Pre-Closing Taxes;

(b) any Liabilities of Seller or any of its Affiliates arising pursuant to this Agreement and all Seller Transaction Expenses;

(c) Liabilities and obligations arising under, in connection with, or in respect of the Seller Plans or relating to payroll, vacation, sick leave, employee benefits, workers’ compensation and unemployment benefits of any kind, including, for avoidance of doubt, any Liabilities or obligations arising under or related to the LEPP and the Long Term Incentive Plan of Seller and Liabilities or obligations arising under, in connection with, or in respect of the employment agreement with [***] dated February 11, 2019;

(d) any Liabilities of Seller or any of its Affiliates, in connection with any Litigation relating to facts or events first occurring prior to the Closing Date;

(e) any Liabilities of Seller or any of its Affiliates relating to, arising out of or incurred in connection with any of the Excluded Assets;

(f) any Liabilities of Seller under Environmental Law;

(g) any Liabilities of Seller or any of its Affiliates for Indebtedness;

(h) any Liabilities arising out of or resulting from any breach by Seller or any of its Affiliates prior to the Closing under any Contract (including the Assumed Contracts);

(i) any Liabilities for personal injury or property damage, whether in contract, tort, strict liability or under any other theory, arising from products sold or services rendered by Seller prior to or on the Closing Date;

(j) any Liabilities arising from or related to loans to any manager, member, officer, employee, or agent of Seller or any of its Affiliates;

(k) all obligations arising prior to or at the Closing under the Assumed Contracts; and

(l) any and all other Liabilities arising out of or relating to periods prior to the Closing.

2.6. Payment at the Closing.

(a) The purchase price paid by Buyer at the Closing for the Assets, and the assumption of the Assumed Liabilities (the “Closing Payment”) shall be an amount in cash equal to:

(i) Eighty Million Dollars ($80,000,000.00);

(ii) minus, the Closing TPP Payment;

(iii) plus, if the Estimated Net Working Capital is in excess of the Target Net Working Capital, the amount of such excess; and

(iv) minus, if the Target Net Working Capital is in excess of the Estimated Net Working Capital, the amount of such excess.

(b) The Closing Payment shall be made on the Closing Date by Buyer by wire transfers of immediately available funds to accounts designated by the Escrow Agent and Seller, respectively, of such funds in writing no later than three (3) Business Days prior to the Closing as follows:

(i) a portion of the Closing Payment equal to the Escrow Amount to an account designated in writing by the Escrow Agent;

(ii) a portion of the Closing Payment equal to the outstanding Indebtedness as of the Closing Date to the account or accounts designated in writing by the respective creditors pursuant to the Payoff Letters;

(iii) a portion of the Closing Payment equal to the unpaid Seller Transaction Expenses to the accounts designated in writing by Seller; and

(iv) an amount equal to the remaining portion of the Closing Payment to an account designated in writing by Seller.

(c) The Closing Payment shall be subject to adjustment as set forth in Section 2.9.

2.7. Post-Closing Payments.

(a) Seller may be entitled to additional payments from Buyer pursuant to the terms of this Section 2.7 in the form of shares of Buyer Stock as additional consideration for the Assets and the assumption of the Assumed Liabilities (any such additional payments, including any cash payment made in lieu of the issuance of Buyer Stock pursuant to Section 2.7(e), being referred to herein as “Post-Closing Payments”). The Closing Payment, as so adjusted by Section 2.9, together with the Escrow Amount, as so adjusted by Section 2.8, and any Post-Closing Payments, are referred to herein as the “Purchase Price”.

(b) On the First Payment Date, Buyer or Buyer’s agent shall issue to Seller the First Payment Shares. Notwithstanding the foregoing, in the event that prior to the First Payment Date, one or more Key Employees cease to be employed by Buyer or its Affiliate as a result of a Bad Leaver Event (each such Key Employee, a “Bad Leaver”), then the First Payment Consideration Amount shall be reduced by an amount equal to (i) $6.5 million if Shawn Lipman is a Bad Leaver, (ii) $13.0 million if Brian Roizen is a Bad Leaver, (iii) $13.0 million if Robert Roizen is a Bad Leaver, and (iv) $0.0 million if Gary Puterman is a Bad Leaver. For the avoidance of doubt, if more than one Key Employee is a Bad Leaver, the reductions shall be aggregated. Additionally, if the First Payment Date occurs on a date that is prior to the date that amounts may become payable under the TPP in respect of the First TPP Pool, then, the following adjustments shall be made in order to give effect to the intent of the parties to reduce the number of First Payment Shares issuable to Seller on the First Payment Date by the amounts that are actually paid under the TPP in respect of the First TPP Pool (“First TPP Payment”):

(i) the First Payment Consideration Amount used to calculate the number of First Payment Shares issuable to Seller on the First Payment Date shall be reduced by the maximum amount that could potentially thereafter become payable under the TPP (inclusive of payroll taxes) on its First Payment Date (the “Maximum First Payment”),

(ii) immediately following the First Payment Date, the First Payment Consideration Amount will be increased by such amount as results by subtracting the First TPP Payment from the Maximum First Payment (such amount, the “First TPP Forfeited Amount”), and

(iii) within ten (10) business days following the First Payment Date (the “Final Settlement Date”) Buyer will issue Seller an additional number of shares of Buyer Stock with a then current fair market value equal to any First TPP Forfeited Amount, as calculated using the average of the market closing prices of Buyer Stock reported by Nasdaq on each of the three trading days immediately prior to such Final Settlement Date.

(c) On the Second Payment Date, Buyer or Buyer’s agent shall issue to Seller the Second Payment Shares. Notwithstanding the foregoing, in the event that prior to the Second Payment Date, one or more Key Employees is a Bad Leaver, then the Second Payment Consideration Amount shall be reduced by an amount equal to (i) $6.5 million if Shawn Lipman is a Bad Leaver, (ii) $13.0 million if Brian Roizen is a Bad Leaver, (iii) $13.0 million if Robert Roizen is a Bad Leaver, and (iv) $0.0 million if Gary Puterman is a Bad Leaver. For the avoidance of doubt, if more than one Key Employee is a Bad Leaver, the reductions shall be aggregated and be in addition to any reductions in Post-Closing Payments pursuant to Section 2.7(b). Additionally, if the Second Payment Date occurs on a date that is prior to the date that amounts may become payable under the TPP in respect of the Second TPP Pool, then, the following adjustments shall be made in order to give effect to the intent of the parties to reduce the number of Second Payment Shares issuable to Seller on the Second Payment Date by the amounts that are actually paid under the TPP in respect of the Second TPP Pool (“Second TPP Payment”):

(i) the Second Payment Consideration Amount used to calculate the number of Second Payment Shares issuable to Seller on the Second Payment Date shall be reduced by the maximum amount that could potentially thereafter become payable under the TPP (inclusive of payroll taxes) on its Second Payment Date (the “Maximum Second Payment”),

(ii) immediately following the Second Payment Date, the Second Payment Consideration Amount will be increased by such amount as results by subtracting the a Second TPP Payment from the Maximum Second Payment (such amount, the “Second TPP Forfeited Amount”), and

(iii) within ten (10) business days following the Second Payment Date (the “Final Settlement Date”) Buyer will issue Seller an additional number of shares of Buyer Stock with a then current fair market value equal to any Second TPP Forfeited Amount, as calculated using the average of the market closing prices of Buyer Stock reported by Nasdaq on each of the three trading days immediately prior to such Final Settlement Date.

(d) If one or more Key Employees cease to be employed by Buyer or its Affiliate as a result of a Good Leaver Event, such departing Key Employee shall not be considered a Bad Leaver. If there is a dispute as to whether such departure is a Good Leaver Event or Bad Leaver Event, such disputes shall be resolved in accordance with Section 9.10.

(e) Notwithstanding the foregoing provisions of this Section 2.7, at Buyer’s election, Buyer may pay some or all of the Post-Closing Payments in cash instead of Buyer Stock.

(f) Following the Closing Date and through the Second Payment Date, Buyer will operate the Business based upon the business requirements of Buyer and its Affiliates taken as a whole, as determined by Buyer in its sole discretion. Nothing in this Agreement shall be deemed to restrict in any manner Buyer from making, at any time during such period, changes in its sole discretion to the operations, organization, personnel, accounting practices and other aspects of the Business, including changes or other actions that may have an impact on the achievement of the First Acceleration Event or Second Acceleration Event, and neither Seller nor any other Person shall have any right to claim any lost payments under this Agreement or other damages as a result of such changes or other actions so long as they are not made or taken in bad faith with the principal purpose of reducing amounts that would otherwise be owed to Seller hereunder.

2.8. Escrowed Cash.

(a) Working Capital Escrow. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Seller shall be deemed to have received, and is hereby deemed to have authorized Buyer to deposit with the Escrow Agent $250,000 (the “Working Capital Escrow Amount”) to be held in an escrow account (the “Working Capital Escrow Account”) to satisfy any Working Capital Deficit pursuant to Section 2.9 and to be subject to forfeiture to Buyer in accordance with the Escrow Agreement. Upon the conclusive determination of the Certified Working Capital, pursuant to the Escrow Agreement, Buyer and Seller shall promptly (but in no event later than five (5) Business Days) following the date of such determination instruct the Escrow Agent to release the Working Capital Escrow Amount that was subject to the Working Capital Escrow Account (after giving effect to any deductions and/or payments to Buyer pursuant to the Escrow Agreement and Section 2.9(d)) pursuant to the Escrow Agreement.

(b) Indemnity Escrow. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Seller shall be deemed to have received, and is hereby deemed to have authorized Buyer to deposit with the Escrow Agent an amount equal to 50% of the Retention Amount, not to exceed $725,000.00 (the “Indemnity Escrow Amount”, and together with the Working Capital Escrow Amount, the “Escrow Amount”) to be held in an escrow account (the “Indemnity Escrow Account”) to satisfy any indemnity claims against Seller pursuant to Section 6.2 (the “Indemnity Escrow Amount”). Twelve (12) months following the Closing Date, Buyer and Seller shall each instruct the Escrow Agent in writing, in accordance with the terms of the Escrow Agreement, to release to Seller the balance of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account (after giving effect to any previous deductions and/or payments to Buyer pursuant to the Escrow Agreement and giving effect to any retention of the Indemnity Escrow Amount to satisfy any outstanding or unresolved claim as of such date, pursuant to the Escrow Agreement). Upon resolution of any claim for indemnification that shall have been asserted against Seller and not resolved as of the date that is twelve (12) months following the Closing Date pursuant to Article VI and the Escrow Agreement, Buyer and Seller shall promptly (but in no event later than five (5) Business Days) following the date of such resolution instruct the Escrow Agent to release the Indemnity Escrow Amount that was the subject of such claim to Buyer and/or Seller (as applicable, in accordance with such resolution) pursuant to the Escrow Agreement.

2.9. Working Capital Adjustment.

(a) Not later than three (3) Business Days prior to the Closing, Seller will have prepared and delivered to Buyer, Seller’s good faith estimate of the Closing Net Working Capital (the “Estimated Net Working Capital”) in form and substance satisfactory to Buyer. Such amount will be used to calculate the Closing Payment, subject to final adjustment as provided in this Section 2.9.

(b) Within one hundred twenty (120) days following the Closing, Buyer shall prepare or cause to be prepared a statement setting forth its calculation of the actual Closing Net Working Capital (the “Actual Net Working Capital” and such statement, the “Closing Statement”). Seller and the Seller Interestholders shall cooperate fully in the preparation of the Closing Statement. Upon completion of the Closing Statement, Buyer shall deliver the Closing Statement to Seller.

(c) Unless Seller notifies Buyer in writing (the “Working Capital Dispute Notice”) within thirty (30) Business Days after receipt by Seller of the Closing Statement (the “Working Capital Dispute Notification Period”), of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), such Closing Statement shall be final and binding for all purposes (it being understood that any Closing Statement not expressly disputed in a writing received by Seller in the Working Capital Dispute Notification Period shall become final, binding and conclusive upon the expiration of the Working Capital Dispute Notification Period). The Working Capital Dispute Notice must set forth in reasonable detail (i) any item on the Closing Statement which Seller believes has not been prepared in accordance with this Agreement and Seller’s determination of the amount of such item and (ii) Seller’s alternative calculation of Actual Net Working Capital. The Working Capital Dispute Notice shall include only disagreements based on mathematical errors or the failure of Actual Net Working Capital to be calculated in accordance with this Section 2.9 and the definitions contained in this Agreement (including the inclusion or exclusion of items in the definition and the magnitude of the included or excluded items). Any item or amount that Seller does not dispute in reasonable detail in the Working Capital Dispute Notice within such thirty (30)-Business Day period shall be final, binding and conclusive for all purposes hereunder. If Seller timely notifies Buyer of any such objection, Buyer and Seller shall attempt in good faith to reach an agreement as to the matter in dispute. If Buyer and Seller shall have failed to resolve any such dispute within thirty (30) days after receipt of timely notice of such objection (or such longer period mutually agreed to by Buyer and Seller), then any such disputed matter shall be submitted to and determined by a regional or national independent accounting firm (other than any firm which then provides audit services to either Buyer or Seller) that is mutually agreed upon by Buyer and Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of Buyer, Seller and the Seller Interestholders to resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to Buyer and Seller within twenty (20) Business Days following the date that the matter was submitted to the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 2.9(c) and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by Buyer and the Working Capital Dispute Notice delivered by Seller. The fees, costs and expenses of the Independent Accounting Firm shall be borne by Buyer in the proportion that the aggregate dollar amount of the items that are successfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Independent Accounting Firm, and Seller shall be responsible for the remainder of such fees, costs and expenses. The Closing Statement, if any, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 2.9(c), be final, binding and conclusive on all parties.

(d) If the Estimated Net Working Capital is greater than the Actual Net Working Capital, as conclusively determined as set forth in Section 2.9(c) (the Actual Net Working Capital as so determined, the “Certified Working Capital”), then within five (5) Business Days of such conclusive determination, Buyer and Seller shall instruct the Escrow Agent to release an amount up to the Working Capital Escrow Amount that is equal to the Estimated Net Working Capital minus the Certified Working Capital (the “Working Capital Deficit”) to Buyer pursuant to the Escrow Agreement, and the Purchase Price shall be reduced by the Working Capital Deficit. If the Working Capital Deficit is greater than the Working Capital Escrow Amount (such remaining balance, the “Excess Working Capital Deficit”), Buyer, in its sole discretion, may elect (i) to deduct an amount equal to all or any portion of the Excess Working Capital Deficit from any amounts remaining of the Indemnity Escrow Amount, and, in the event of such election, Buyer and Seller shall instruct the Escrow Agent to release any amount up to the Excess Working Capital Deficit from Indemnity Escrow Amount, (ii) to reduce the First Payment Consideration Amount, or, if the First Payment Date has passed, the Second Payment Consideration Amount, by an amount equal to all or any portion of the Excess Working Capital Deficit, (iii) to receive a payment from Seller and Seller Interestholders within ten (10) days of receipt of the Certified Working Capital by wire transfer of immediately available funds an amount equal to all or any portion of the Excess Working Capital Deficit, or (iv) any combination of the foregoing clauses (i) through (iii).

(e) If the Certified Working Capital is greater than the Estimated Net Working Capital, then an amount equal to the Certified Working Capital minus the Estimated Net Working Capital (the “Working Capital Surplus”) shall be paid by Buyer to Seller within ten (10) days of receipt of the Certified Working Capital by wire transfer of immediately available funds, and the Purchase Price shall be increased by the Working Capital Surplus.

2.10. Transfer Restrictions; Share Certificates; Book Entry Shares.

(a) Any shares comprising the Post-Closing Payments shall not be sold, pledged, or otherwise transferred, and Parent shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Seller will cause any proposed purchaser, pledgee, or transferee of such shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) The holder of any shares comprising the Post-Closing Payments, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.10. Before any proposed sale, pledge, or transfer of any such shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the holder thereof shall give notice to Parent of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by Parent, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Parent, addressed to Parent, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Parent to the effect that the proposed sale, pledge, or transfer of such shares may be effected without registration under the Securities Act, whereupon the holder of such shares shall be entitled to sell, pledge, or transfer such shares in accordance with the terms of the notice given by the holder to Parent.

(c) All certificates representing the shares comprising the Post-Closing Payments or any other securities issued in respect of such shares upon stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933” ACT). AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

In addition, with respect to any shares comprising the Post-Closing Payments or any other securities issued in respect of such shares that are issued in book-entry form, a notation comparable to the foregoing legend shall be reflected on the books and records of Parent’s transfer agent.

2.11. Allocation of the Purchase Price. Within one hundred twenty (120) days following the Closing, Buyer shall allocate the aggregate Purchase Price (as determined for applicable tax purposes) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations (the “Tax Allocation”) and shall deliver a written statement to Seller describing such Tax Allocation (the “Tax Allocation Statement”). Unless Seller notifies Buyer in writing within thirty (30) Business Days after receipt by Seller of the Tax Allocation Statement (the “Tax Allocation Comment Period”), of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), such Tax Allocation Statement shall be final and binding for all purposes (it being understood that any Tax Allocation Statement not expressly disputed in a writing received by Seller in the Tax Allocation Comment Period shall become final, binding and conclusive upon the expiration of the Tax Allocation Comment Period). If Seller timely notifies Buyer of its disagreement with any portion of the Tax Allocation set out in the Tax Allocation Statement, then Buyer and Seller shall work in good faith to resolve such disagreement and after such resolution, the agreed upon Tax Allocation shall be considered final. If Buyer and Seller are unable to resolve all disagreements within thirty (30) days of Seller first notifying Buyer of its disagreement (or such longer period mutually agreed to by Buyer and Seller), then any such disagreements shall be submitted to and determined by the Independent Accounting Firm. The Independent Accounting Firm shall be given reasonable access to all of the records of Buyer, Seller and the Seller Interestholders to resolve any dispute regarding the Tax Allocation Statement, which determination with respect to any disputed matters in the Tax Allocation Statement shall be submitted to Buyer and Seller within twenty (20) Business Days following the date that the matter was submitted to the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 2.11. The fees, costs and expenses of the Independent Accounting Firm shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Allocation Statement shall, after resolution of any such dispute pursuant to this Section 2.11, be final, binding and conclusive on all parties, provided, the Tax Allocation Statement shall be adjusted to reflect any adjustment to the Purchase Price after the Closing.

2.12. Assignment of Contracts; Rights and Obligations. Nothing contained herein shall require Seller to assign any Assumed Contract to Buyer, or Buyer to assume any Assumed Contract, if an attempted assignment or assumption thereof, without the consent of a third party thereto, would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way materially and adversely affect the rights of Seller or Buyer thereunder or the rights of Buyer to conduct all or any part of the Business in the manner currently conducted by Seller. In the event that any Contract cannot be so assigned or assumed or a third party to any such Contract shall not consent to such assignment or assumption, Seller shall provide to Buyer all of Seller’s rights and interests in and to such Contracts and, where necessary or appropriate, Seller shall be deemed to be Buyer’s duly appointed agent for the purpose of completing, fulfilling and discharging all of Buyer’s rights and liabilities arising on or after the Closing Date with respect to such Contracts; provided, however, for the avoidance of doubt, Seller shall have no obligation to perform under a Contract to the extent Seller does not have the necessary assets or personnel for such performance. Seller shall provide Buyer with the benefit of all such Contracts to the extent available to Seller including (i) enforcing any of Seller’s rights under such Contracts (including the right to terminate in accordance with the terms thereof upon the advice of Buyer) or (ii) permitting Buyer to enforce any rights of Seller as if such Contracts had been sold, conveyed, assigned or transferred to Buyer.

2.13. Apportionments of Taxes. For purposes of determining the allocation of Taxes for a Straddle Period, (a) the real and personal property Taxes, ad valorem or other Taxes that accrue based on the passage of time shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due or become a lien; and (b) any other Taxes shall be allocated to the portion of the Straddle Period ending at the end of the day on the Closing Date in an amount equal to the amount of such Taxes that would be payable if the relevant taxable period ended on the Closing Date.

2.14. Conditions, Payments and Deliveries at the Closing.

(a) Prior to the Closing, Buyer shall have received:

(i) Payoff Letters. Executed payoff letters, lien terminations and instruments of discharge in forms reasonably satisfactory to Buyer from the applicable lenders relating to the Indebtedness or Liens on the Assets as identified on Schedule 2.14(a)(i), together with any other instruments as may be reasonably requested by Buyer to terminate such Indebtedness or Liens (the “Payoff Letters”).

(ii) Consents. Evidence reasonably satisfactory to Buyer that all notices, filings, consents, approvals, acknowledgments and authorizations set forth in Schedule 2.14(a)(ii) have been made or obtained.

(iii) FIRPTA Certificate. A statement from Seller that it is not a non-U.S. person in compliance with Treasury Regulations Section 1.1445-2(b)(2).

(iv) Ancillary Documents. Duly executed counterparts to the Ancillary Documents to which Seller or any Seller Interestholder is a party.

(v) Employment and Consultant Arrangements. (a) Buyer’s or its Affiliate’s satisfactory completion of customary background checks for the Key Employees and Specified Employees, (b) duly executed counterparts to the Employment Agreements by 100% of the Key Employees, and (c) written arrangements with at least 90% of the employees and consultants set forth on Schedule 2.14(a)(v).

(vi) Instruments of Assignment. Duly executed Bill of Sale and Intellectual Property Assignments.

(vii) Release. Duly executed instruments of termination and release from [***].

(viii) Certificate of Seller. A certificate, duly executed on behalf of Seller by an executive officer of Seller, to the effect that, as of the Closing, the conditions to the obligations set forth in Section 2.14(d) have been satisfied.

(ix) Further Instruments. Such documents of further assurance reasonably necessary and customary for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

(b) Prior to the Closing, Seller shall have received:

(i) Ancillary Documents. Duly executed counterparts to the Ancillary Documents to which Buyer is a party.

(ii) Further Instruments. Such documents of further assurance reasonably necessary and customary for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

(c) At the Closing, Buyer shall deliver the following:

(i) Escrow Amount. The Escrow Amount to the Escrow Agent.

(ii) Indebtedness Amount. A portion of the Closing Payment equal to the outstanding Indebtedness to the account or accounts designated in writing by the respective creditors pursuant to the Payoff Letters and in accordance with the Payment Spreadsheet.

(iii) Transaction Expenses. A portion of the Closing Payment equal to the unpaid Seller Transaction Expenses to the accounts designated in writing by Seller in accordance with the Payment Spreadsheet.

(iv) Closing Payment. The remaining portion of the Closing Payment, by wire transfer of immediately available funds to an account designated by Seller in writing no later than three (3) Business Days prior to Closing and in accordance with the Payment Spreadsheet.

(v) Certificate of Buyer. A certificate, duly executed on behalf of Buyer by an executive officer of Buyer, to the effect that, as of the Closing, the conditions to the obligations set forth in Section 2.14(e) have been satisfied.

It is expressly acknowledged and agreed that Buyer and its Affiliates shall be entitled to rely on, and shall make the payments required by Section 2.14(c)(ii) through (iv) in accordance with, the Payment Spreadsheet, and in no event will Buyer or any of its Affiliates have any liability to any Person for any payments made by any Person in accordance therewith.

(d) In addition to the conditions set forth in Section 2.14(a), the obligations of Buyer to close the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived in writing exclusively by Buyer:

(i) Seller and Seller Interestholders Representations and Warranties. The representations and warranties of Seller and Seller Interestholders shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Seller and Seller Interestholder Covenants. Seller and the Seller Interestholders, as applicable, shall have performed and complied in all material respects with all agreements, covenants, conditions, and obligations under this Agreement required to be performed and complied with by Seller and the Seller Interestholders.

(iii) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect which is continuing.

(e) In addition to the conditions set forth in Section 2.14(b), the obligations of Seller to close the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived in writing exclusively by Seller:

(i) Buyer Representations and Warranties. The representations and warranties of Buyer shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Buyer Covenants. Buyer shall have performed and complied in all material respects with all agreements, covenants, conditions, and obligations under this Agreement required to be performed and complied with by Buyer.

2.15. Payments Intended for the Other Party. To the extent that, on or after the Closing Date, Buyer receives any payment constituting an Excluded Asset, Buyer shall promptly pay such amount to Seller. To the extent that, on or after the Closing Date, Seller receives any payment constituting an Asset, Seller shall promptly pay such amount to Buyer. Any payment to be made pursuant to this Section 2.15 shall be made by wire transfer of immediately available funds to the account designated in writing by the receiving party to the paying party. Each paying party shall provide written notice to the other party of any payment made pursuant to this Section 2.15 when such payment is made.

2.16. Payments Owed by the Other Party. To the extent that, on or after the Closing Date, Buyer is obligated to pay and pays any amount constituting a Retained Liability, Seller shall promptly pay and reimburse such amount to Buyer. To the extent that, on or after the Closing Date, Seller is obligated to pay and pays any amount constituting an Assumed Liability, Buyer shall promptly pay and reimburse such amount to Seller. Any payment to be made pursuant to this Section 2.16 shall be made by wire transfer of immediately available funds to the account designated in writing by the receiving party to the paying party. Each paying party shall provide written notice to the other party of any payment made pursuant to this Section 2.16 when such payment is made. To the extent the amount to be paid by Buyer or Seller pursuant to this Section 2.16 exceeds $5,000, the paying party shall provide notice to the other party at least forty-eight (48) hours prior to such payment to give the other party opportunity to object to such payment.

ARTICLE III

Representations and Warranties of Seller and the Seller Interestholders

Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of the Agreement if the disclosure in respect of the particular section is reasonably apparent on its face to relate to the information required to be disclosed in respect of such other sections), each of Seller and each Seller Interestholder, severally and jointly, represents and warrants as follows:

3.1. Organization and Power.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of California. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.

(b) Seller has the requisite power and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently and historically conducted. Seller is duly qualified or licensed and is authorized to transact business and is in good standing as a foreign entity (to the extent the relevant jurisdiction recognizes the concept of good standing) in each jurisdiction in which the failure so to qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Seller has delivered to Buyer true and complete copies of the certificate of formation and limited liability company agreement of Seller, in each case as amended to date and currently in effect (such instruments and documents, the “Seller Charter Documents”). Seller is not in violation of any of the provisions of the Seller Charter Documents.

(d) Each (i) Seller Interestholder that is an individual is a competent adult, (ii) trustee of a Seller Interestholder that is a trust has the power and authority to hold in trust and sell the property and assets owned by such trust, and (iii) Seller Interestholder has the authority and capacity to execute, deliver and perform this Agreement and the Ancillary Documents to which such Person is a party and to consummate the Contemplated Transactions.

3.2. Capital Structure.

(a) The Seller Interestholders hold all of the membership interests of Seller and Seller has no other issued or outstanding limited liability company interests or other securities of Seller of any kind. Section 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of the holders of all the issued and outstanding membership interests of Seller, showing the percentage of membership interests held by each such holder. All of the issued and outstanding membership interests of Seller have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.

(b) No securities of Seller are held as treasury securities or are owned by Seller.

(c) Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller is a party or by which it is bound obligating Seller to (i) issue, convert, deliver or sell, or cause to be issued, delivered or sold, securities of Seller, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking contemplated under clause (i), or (iii) issue or distribute to holders of any membership interests of Seller any evidences of indebtedness or assets of Seller. Except as set forth in Section 3.2(c) of the Seller Disclosure Schedule, Seller is not under any obligation to purchase, redeem or otherwise acquire any membership interests of Seller or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(d) Other than this Agreement or as listed in Section 3.2(d) of the Seller Disclosure Schedule, there are no agreements, written or oral, to which Seller or any Seller Interestholder is a party, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the membership interests or other securities of Seller.

(e) All membership interests in Seller, and other rights to acquire membership interests or other securities of Seller, have been issued in compliance with all applicable securities laws and all other applicable Laws.

(f) Except as set forth in Section 3.2(f) of the Seller Disclosure Schedule, no Person will be entitled to receive from Seller, or have any claim against Seller to a portion of, the Closing Payment or any other payments to be made pursuant to this Agreement or the Ancillary Documents, other than the Seller Interestholders or as otherwise set forth in this Agreement or the Ancillary Documents.

(g) Except as set forth in Section 3.2(g) of the Seller Disclosure Schedule, Seller does not currently have, and, since its inception, has never had, any subsidiaries or any equity interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity. Other than Seller and any entities set forth on Section 3.2(g) of the Seller Disclosure Schedule, there are no other corporations, associations or other persons that are legal entities through which Seller conducts the Business, and Seller is not a participant in (nor is any part of the Business conducted through) any joint venture, partnership or similar arrangement.

3.3. Authorization and Enforceability. The execution and delivery by Seller and each Seller Interestholder of this Agreement and the Ancillary Documents to which each is a party and the performance by Seller and each Seller Interestholder of the Contemplated Transactions that are required to be performed by Seller have been duly and validly authorized by all necessary action on the part of such Person in accordance with applicable Law and the Seller Charter Documents, and no other action on the part of Seller or a Seller Interestholder are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller or a Seller Interestholder is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller or a Seller Interestholder. This Agreement and each of the Ancillary Documents to be executed and delivered by Seller and any Seller Interestholder are duly authorized, executed and delivered by Seller and such Seller Interestholder and constitute valid and legally binding agreements of Seller and such Seller Interestholder enforceable against Seller and such Seller Interestholder in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4. No Violation. The execution and delivery by Seller and each Seller Interestholder of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by Seller and each Seller Interestholder and compliance with the terms of this Agreement and the Ancillary Documents to which Seller and each Seller Interestholder is a party will not (a) conflict with or violate any provision of the Seller Charter Documents, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any Contract to which Seller or any Seller Interestholder is a party, or by which Seller or any Seller Interestholder or its properties is bound or affected, (c) assuming that all Consents contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Seller, or (d) result in the creation of, or require the creation of, any Lien upon any of the Assets (other than Permitted Liens).

3.5. Governmental Authorizations and Consents. No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any third party (including any Governmental Authority) (“Consents”) are required to be obtained or made by Seller or any Seller Interestholder in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Ancillary Documents to which Seller or any Seller Interestholder is, or is to be, a party or the consummation by Seller of the Contemplated Transactions, including but not limited to the ownership and operation of the Business and the Assets immediately following the Closing by Buyer.

3.6. Financial Statements.

(a) In General. Section 3.6(a) of the Seller Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): the unaudited balance sheets of Seller as of December 31, 2020 and 2019, and the related unaudited statements of profits and losses and cash flows for the years then ended (such financial statements as of and for the year ended December 31, 2020 being referred to herein as the “Most Recent Financial Statements”), and the unaudited balance sheet of Seller as of May 31, 2021, and the related unaudited statements of profits and losses and cash flows, respectively, for the five-month period ended on such date. Each of the Financial Statements have been prepared on a consistent basis throughout the periods indicated and consistent with each other (a “Consistent Basis”). The Financial Statements fairly present in all material respects the financial condition of Seller as of its respective date and the profits and losses, or cash flows, as the case may be, of Seller for the period covered thereby.

(b) Financial Books and Records. The financial books and records of Seller have been maintained in accordance with customary and reasonable business practices and fairly and accurately reflect, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of Seller and (ii) all transactions of Seller. Seller has not received any advice or notification from its independent accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Seller any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts. Seller has established and maintains systems of internal accounting controls which provide reasonable assurances that all transactions are executed in accordance with management’s general or specific authorization, all transactions are recorded as necessary to permit preparation of the Financial Statements on a Consistent Basis and to maintain proper accountability for items. Neither Seller nor, to the Knowledge of Seller, any current or former manager, member, employee, consultant, or advisor of Seller, has identified or been made aware of any fraud, whether or not material, that involves management of Seller or other current or former managers, members, employees, consultants, or advisors of Seller, or any claim or allegation regarding any of the foregoing.

(c) No Undisclosed Liabilities. Except as reflected in the Most Recent Financial Statements, or as set forth in Section 3.6(c) of the Seller Disclosure Schedule, Seller has no Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP or that would be reflected in accordance with Seller’s existing accounting practices, except for Liabilities that may have arisen in the ordinary course of business, consistent with past practice, since the date of the balance sheet included in the Most Recent Financial Statements and which are not, and would not reasonably be expected to be, individually or in the aggregate, material to Seller.

3.7. Absence of Certain Changes. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, since December 31, 2020, Seller has conducted the business in the ordinary course and in a manner consistent with past practice, and there has not been any Event or series of Events that individually or in the aggregate together with all other Events, that has had, or would be reasonably expected to have (either individually or in the aggregate) a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Seller Disclosure Schedule, since December 31, 2020, Seller has not:

(a) acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, disposed of, mortgaged or assigned any assets, for an amount that exceeds $25,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice;

(b) created or permitted to exist any Lien upon any of its assets, including the Assets, other than Permitted Liens;

(c) incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages;

(d) canceled, compromised, knowingly waived or released any material right or claim (or series of related rights and claims) under Material Contracts or Intellectual Property;

(e) canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed $25,000 in the aggregate;

(f) committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $25,000 in the aggregate;

(g) suffered any damages to or destruction or loss of any tangible assets or to the buildings or structures on the Leased Real Property (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate;

(h) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(i) failed to maintain in full force and effect insurance policies on its properties or assets, including the Assets, providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on December 31, 2020;

(j) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Specified Employee;

(k) encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(l) materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(m) except as otherwise required by Law or with respect to any amounts paid or benefits provided in connection with the Agreement, entered into, amended, modified, varied, altered or otherwise changed any of the Seller Plans;

(n) entered into any Contract outside the ordinary course of business that is a Material Contract;

(o) entered into, or accelerated, terminated, modified or cancelled any Assumed Contract or any Contract that would be an Assumed Contract if it had been in effect as of the date hereof, in accordance with the terms in effect prior to such acceleration, termination, modification or cancellation;

(p) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization; or

(q) authorized, agreed, resolved or committed to any of the foregoing.

3.8. Certain Transactions. None of the members, nor, to the Knowledge of Seller, the, managers, officers, or employees of Seller, nor any immediate family member of any of them has any direct or indirect ownership, participation, royalty or other interest in, or is a manager, member, officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than one percent (1)% of the stock of any corporation whose stock is publicly traded). None of such managers, members, officers, directors or employees or any member of their immediate families, is a party to, or to the Knowledge of Seller, otherwise directly or indirectly interested in, any Contract to which Seller is a party or by which Seller or any of its assets or properties may be bound, except with respect to normal compensation for services as a manager, member, officer, director or employee thereof. To the Knowledge of Seller, none of such managers, members, officers, directors, employees or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, Seller.

3.9. Assets.

(a) As of the Closing, the Assets, together with items 1 through 49 set forth on Schedule 2.3(b)(vi), and with the rights or services provided under the Transition Services Agreement, (i) constitute all of the assets and properties that are necessary and sufficient for Buyer to conduct and operate the Business as presently conducted by Seller, and for Buyer to continue the conduct of the Business following the Closing in substantially the same manner as currently conducted; provided that the foregoing is not a representation or warranty with respect to any Third Party Intellectual Property (such representations and warranties are addressed in Section 3.11 below), and (ii) constitute all of the assets and properties of Seller (other than Excluded Assets). All of the Assets are (i) in normal operating condition and repair, ordinary wear and tear excepted, and (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs; provided that the foregoing is not a representation or warranty with respect to any Third Party Intellectual Property (such representations and warranties are addressed in Section 3.11 below).

(b) Seller has good, valid and marketable title to, or valid leasehold or license interests in, as the case may be, all of the Assets free and clear of any Lien, except for Permitted Liens; provided that the foregoing is not a representation or warranty with respect to any Third Party Intellectual Property (such representations and warranties are addressed in Section 3.11 below).

3.10. Real Property.

(a) Section 3.10(a) of the Seller Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by Seller, or to which it is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). No Person other than Seller has any right to use, occupy or lease any of the Leased Real Property. The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. Each Real Property Lease is in full force and effect and all rent and other sums and charges payable thereunder are current and Seller is not in default with respect thereto. Seller has not received any notice from the other party to any Real Property Lease of any default thereunder or the termination or proposed termination thereof.

(b) Seller does not, nor has it ever, owned any real property.

(c) To the Knowledge of Seller, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property (collectively, the “Properties”) or Seller’s use or occupancy thereof or the conduct of its operations thereon, and Seller has not received any written notice thereof.

(d) None of Seller or, to the Knowledge of Seller, any other Person is in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Properties in any material respect.

(e) To the actual knowledge of the Key Employees with no obligation on the part of Key Employees to engage in due inquiry, there are no proposed reassessments of any Properties by any Taxing Authority and there are no threatened or pending special assessments or other actions or proceedings that could give rise to an increase in real property Taxes or assessments against any of the Properties.

(f) To the Knowledge of Seller, the buildings and other structures on the Properties are in good repair, ordinary wear and tear excepted, and fit for the purposes for which they are presently used. Seller has rights of egress and ingress with respect to each of the Properties that is sufficient for Seller to conduct the Business as presently conducted consistent with past practice.

3.11. Intellectual Property.

(a) Ownership; Status. As of the date of this Agreement, Seller has exclusive title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business as currently conducted and currently contemplated to be conducted, free and clear of any Liens. The Seller Intellectual Property collectively constitutes all Intellectual Property necessary for Buyer’s conduct of, or that are used in or held for use for, the Business as currently conducted and currently contemplated to be conducted. Seller has not transferred ownership of or granted any exclusive rights in, any Seller Owned Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Seller Owned Intellectual Property, other than non-exclusive licenses granted to (i) its customers; or (ii) vendors providing services on behalf of Seller, in each case (i) and (ii) in the normal course of the Seller’s Business. All Seller Owned Intellectual Property is valid, subsisting (or, in the case of applications, applied-for), and, to the Knowledge of Seller, enforceable. All Seller Owned Intellectual Property will, at the time immediately following the Closing, be fully transferable, alienable, and licensable by Buyer, without restriction and without payment of any kind to any third party.

(b) Registered Intellectual Property. Section 3.11(b) of the Seller Disclosure Schedule lists (i) all Seller Registered Intellectual Property, indicating for each item the registration or application number, any filing or registration dates, and the applicable filing jurisdiction; and (ii) all material unregistered trademarks, service marks, and other indicia of origin used by Seller, including any marks included on Seller Products bearing the ™ designation. Each item of Seller Registered Intellectual Property is valid, and to the Knowledge of Seller, enforceable and subsisting (or in the case of applications, applied for). All registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Seller Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Authority or other Person, for the purposes of prosecuting, maintaining and perfecting such Seller Registered Intellectual Property and recording Seller’s ownership interests therein. There are no actions that must be taken by Seller within one-hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to USPTO office actions (or actions of any equivalent authority anywhere in the world), documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. To the Knowledge of Seller, there is no information or fact that would render any of the Seller Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Seller Registered Intellectual Property, and Seller has not misrepresented or failed to disclose, and to the Knowledge of Seller, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property that would constitute fraud, or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property.

(c) Seller Products. Section 3.11(c) of the Seller Disclosure Schedule lists all Seller Products that are currently made available for use or purchase by Seller and for each such Seller Product identifying its list price.

(d) No Joint Ownership or Exclusivity. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive right to use or joint ownership of any Intellectual Property Right that is, or at the time of the transfer was, a Seller Owned Intellectual Property Right, to any other Person, except to the extent that (1) any such ownership transfer occurred pursuant to a services, development, or similar Contract entered into in the ordinary course of business, and (2) those Intellectual Property Rights were not material to the Business of Seller.

(e) Invention Assignment and Confidentiality Agreement. Seller has taken reasonable measures to protect and preserve the Seller Owned Intellectual Property, including the confidentiality of all Trade Secrets and other confidential or non-public information of Seller. Seller has secured from all (i) consultants, advisors, employees (including Seller’s founders) and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for Seller and (ii) named inventors of Patents and Patent applications owned or purported to be owned by Seller (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property and commitments to protect the confidentiality of all of Seller’s or any relevant third party’s confidential or non-public information. No current or former employee, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller Owned Intellectual Property. Without limiting the foregoing, Seller has obtained written and enforceable Intellectual Property assignment and non-disclosure agreements from all Authors (the “IP Assignment Agreements”) and, in the case of Patents and Patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. To the Knowledge of Seller, no Author is in violation of any term or covenant in any such agreement.

(f) Non-Infringement. To the Knowledge of Seller, there is no, nor has there been, any, unauthorized use, unauthorized disclosure, infringement, misappropriation, or other violation of any Seller Owned Intellectual Property by any third party, and Seller has not brought any Action or Proceeding concerning the same. Seller has no Liability, and has not been subject to any actual or threatened Action or Proceeding, for actual or alleged infringement, misappropriation, or other violation by Seller of any Intellectual Property Right of a third party. The operation of the Business as currently conducted or as currently contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution and sale of Seller Products, has not and does not infringe (directly or indirectly), misappropriate or otherwise violate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), constitute unfair competition or trade practices under the Laws of any jurisdiction, or violate any Seller Intellectual Property Agreements or other terms applicable to use of such Third Party Intellectual Property, provided that the foregoing is qualified to the Knowledge of Seller with respect to Patents. Seller has not received notice from any Person: (i) claiming that Seller Product, or the operation of the Business infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction; or (ii) including any offer to license any Intellectual Property Rights of any Person in the context of a possible need to do so to avoid infringement. No Seller Intellectual Property or Seller Product is subject to any legal proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by Seller, or that may affect the validity, use or enforceability of any Seller Intellectual Property. Seller has not received any opinion of counsel that any Seller Product or Seller Owned Intellectual Property or the operation of the Business, infringes or misappropriates any Third Party Intellectual Property.

(g) In-Licenses. Section 3.11(g) of the Seller Disclosure Schedule lists all Contracts to which Seller is a party with respect to any Intellectual Property Rights licensed from any third party (other than (1) non-exclusive licenses granted to the Seller in connection with the licensing of software or provision of services to Seller in the normal course of Business of Seller, where such licenses are not material for the operation of the Business, or (2) Intellectual Property Rights relating to Commercial Software or Open Source Materials) (“In-Licenses”).

(h) Out-Licenses. Section 3.11(h) of the Seller Disclosure Schedule lists all Contracts, licenses and agreements to which Seller is a party and under which Seller has granted, licensed or provided any Seller Owned Intellectual Property to third parties (“Out-Licenses”), other than (i) licenses pursuant to which Seller has granted rights to contractors or vendors to use Seller Owned Intellectual Property for the sole benefit of Seller, (ii) non-disclosure agreements, and (iii) nonexclusive licenses or rights granted by Seller to vendors or end users of the Seller Products in the ordinary course of Business of Seller.

(i) Intellectual Property Agreements. With respect to the Seller Intellectual Property Agreements:

(i) Each such Contract is valid and subsisting and has, where required under applicable Laws, been duly recorded or registered;

(ii) At the Closing, Buyer will be permitted to exercise all of Seller’s rights under the Seller Intellectual Property Agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay;

(iii) No Seller Intellectual Property Agreement requires Seller to include any Third Party Intellectual Property in any Seller Product or obtain any Person’s approval of any Seller Product at any stage of development, licensing, distribution or sale of that Seller Product;

(iv) None of the Seller Intellectual Property Agreements grants any third party the right to sublicense any Seller Owned Intellectual Property, except to the extent that such rights to grant sublicenses are granted by Seller in connection with the distribution, use or other commercialization of the Seller Products in the normal course of Seller’s Business;

(v) No third party that has licensed Intellectual Property to Seller has ownership or license rights to improvements or derivative works made by Seller in the Third Party Intellectual Property that has been licensed to Seller, except for rights in “feedback” or in other similar information shared by Seller with such third parties, as commonly occurring in the industry;

(vi) To the Knowledge of Seller, no counterparty to any Seller Intellectual Property Agreement is in breach thereof; and

(vii) To the Knowledge of Seller, there are no disputes or Action or Proceedings (pending or threatened) regarding the scope of any Seller Intellectual Property Agreements, or performance under any Seller Intellectual Property Agreements including with respect to any payments to be made or received by Seller thereunder.

(j) No Conflict with Buyer’s Business. Neither this Agreement, the transactions contemplated by this Agreement, or the assignment to Buyer by operation of law or otherwise of any Contracts to which Seller is a party, will result in: (i) Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to Buyer or any of its Affiliates (for clarification, such Intellectual Property exclude the Assets, Intellectual Property Rights, and other aspects of the Business acquired by Buyer under this Agreement), (ii) Buyer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete, non-solicit or other restriction on the operation or scope of their respective businesses (for clarification, such businesses exclude the Assets, Intellectual Property Rights, and other aspects of the Business acquired by Buyer under this Agreement), or (iii) Buyer or any of its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(k) Source Code. Seller has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source Code, other than disclosures to employees and consultants involved in the development of Seller Products and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Seller Source Code, other than disclosures to employees and consultants involved in the development of Seller Products. The software used in the provision of any Seller Product: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology without reference to other sources of information, and (ii) is free from known material defects or deficiencies, material errors in design, and material operating defects. For clarification, the foregoing representations and warranties in this Section 3.11(k) do not apply to Open Source Software (which is addressed in Section 3.11(q)).

(l) Viruses. No Seller Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that are not intentionally built into the Seller Product by Seller, and that: (i) enable or assist any Person to access without authorization or disable or erase the Seller Products; (ii) are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Seller Product software is stored or installed or damage or destroy any data or file without the user’s consent; or (iii) otherwise adversely affect the functionality of the Seller Products.

(m) Systems. The computer, information technology and data processing systems, facilities and services owned, or controlled by Seller and used in the operation of the Business, including all software, firmware, hardware, networks, communications facilities, platforms and related systems and services owned or controlled by Seller (collectively, “Systems”), are sufficient for the Business as currently conducted and currently contemplated to be conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. Seller has taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from contaminants. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the current operation of Seller. From and after the Closing Date, Buyer will have and be permitted to exercise the same rights with respect to the Systems as Seller would have had and been able to exercise had this Agreement not been entered into and the consummation of the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration. Seller has developed, regularly tests and maintains appropriate disaster recovery plans, procedures, and facilities.

(n) Confidential Information. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of confidential or non-public information of Seller (including Trade Secrets) or provided by any third party to Seller where Seller is subject to a confidentiality obligation to such third party with respect to such information (“Confidential Information”). All current and former employees and contractors of Seller have executed and delivered to Seller a written legally binding agreement containing commercially reasonable terms for the protection of such Confidential Information. Seller has implemented and maintained reasonable security, disaster recovery and business continuity plans, and has acted in compliance therewith in all material respects. To the Knowledge of Seller, Seller has not experienced any unauthorized access by third parties to the Confidential Information that is material to the Business.

(o) Third Party Intellectual Property. To the extent that any Third Party Intellectual Property (excluding Open Source Materials) is incorporated into, or used by Seller in the development or compilation of any of Seller Products, Seller has a written agreement with such third party with respect thereto pursuant to which Seller either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, such Intellectual Property by operation of law or by valid assignment (including a waiver from, and agreement of, such third party not to assert any non-assignable moral rights) or (ii) has obtained perpetual, non-terminable (other than for breach) licenses to all such Third Party Intellectual Property.

(p) Government Grants. Seller has not received any grant, loan, subsidy, investment or other source of funding from any Governmental Authority. No facilities of a university, college, other educational institution or research center or Governmental Authority or funding from any Governmental Authority or other third parties was used in the development of the Seller Owned Intellectual Property. No current or former employee of Seller or any prior owner of the Seller Owned Intellectual Property, who was involved in, or who contributed to, the creation or development of any Seller Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee was creating or developing any Seller Owned Intellectual Property.

(q) Open Source Software. Section 3.11(q) of Seller Disclosure Schedule lists all Open Source Materials that has been incorporated into, embedded in, or compiled with the Seller Products in any way, and for each such item: (i) identifies the Seller Product in which the Open Source Material is incorporated; and (ii) identifies the licenses under which such Open Source Materials were used (“Open Source License”); and (iii) whether such item has been modified by or on behalf of Seller.

(r) Effect of Open Source Licenses. Seller is in compliance with the terms and conditions of all Open Source Licenses for all Open Source Materials incorporated into Seller Products. Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Seller Products, or (ii) distributed Open Source Materials in conjunction with any Seller Products, in each case in such a manner that would or could: (A) require the disclosure or distribution in source code form of any Seller Product (or part thereof), (B) require the licensing of any Seller Product or Seller Owned Intellectual Property (or part thereof) for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution of any Seller Product (or part thereof), (D) create, or purport to create, obligations for Seller with respect to Seller Owned Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Seller Owned Intellectual Property Rights, or (E) impose any other limitation, restriction, or condition on the right of Seller to use or distribute any Seller Product or Seller Owned Intellectual Property other than the limitations applicable to the respective Open Source Materials under the corresponding Open Source License. Section 3.11(r) of Seller Disclosure Schedule lists any contributions made by Seller to third-party open source projects (the “Open Source Contributions”). Seller’s participation in the Open Source Contributions has not resulted in the assignment or license of any Seller Owned Intellectual Property or Seller Products.

(s) Seller Websites. To the Knowledge of Seller, no Domain Names have been registered by any Person that are similar to any Trademarks, owned by Seller. To the Knowledge of Seller, the contents of any Seller Website and all transactions conducted through any Seller Website comply with applicable Law.

(t) Privacy.

(i) Seller and the Seller Products, and, to the Knowledge of Seller, all third parties performing services for the Seller (in the case of such third parties, relating to the performance of services for Seller) comply and have at all times complied, in all material respects, with applicable Privacy Obligations relating to the Assets, the Seller Products, or Seller’s ownership or use of the Assets. The execution, delivery and performance of this Agreement, and the transactions contemplated hereunder, will not violate any applicable Privacy Obligations or require any notices to, or consents under, any Privacy Obligations. Seller has Made Available to Buyer true, correct, and complete copies of all Seller Privacy Policies currently published on the Seller Websites. Except for requests that Seller is in the process of responding to in accordance with applicable Privacy Laws, where Seller is required to under applicable Privacy Laws, Seller has responded to all requests from individuals to Seller seeking to exercise rights under applicable Privacy Laws.

(ii) With respect to each third party Person performing services for Seller and permitted to access or otherwise process Private Data, Seller has bound such Person to (A) applicable restrictions and obligations that apply to Seller and to implement reasonable means for protecting such Private Data from unauthorized access, use, disclosure, and processing; and (B) comply with applicable Privacy Laws.

(iii) Seller has all necessary rights, permissions, and authorizations, including under applicable Privacy Obligations, to (A) Process or to have Processed all third-party-owned data howsoever obtained, collected, or otherwise Processed by or for Seller in the manner that it is Processed by or for Seller (all such data, “Seller-Licensed Data”), and (B) retain, produce copies of, prepare derivative works of, disclose, combine with other data, grant third parties rights to, as the case may be, and otherwise Process, Seller-Licensed Data as necessary for the operation of the Business as presently conducted. Seller has, and at all times have had, all necessary rights, permissions, and authorizations to Process each element of Seller Data that (i) is used or held for use in the Business that is not Personal Data or Seller-Licensed Data or (ii) Seller purports to own (collectively, “Seller-Owned Data”), in the manner Processed by Seller without obtaining any consent, permission or authorization of any Person.

(iv) Seller has at all times implemented, maintained, and monitored reasonable plans, policies, and measures (including with respect to technical, administrative, and physical security), as applicable, to preserve and protect the confidentiality, availability, security, and integrity of its Systems, as well as Private Data stored or otherwise processed on such Systems or otherwise by or for Seller in connection with the Seller Products or Assets. Section 3.11(t)(iv) of the Seller Disclosure Schedule sets forth an accurate description of Seller’s data retention policy and processes. Since adoption, Seller has complied with such data retention policy and processes. Seller has remediated all material information security gaps and material information security vulnerabilities identified by or to the Seller in the Seller Products or Assets, including in any review or assessment conducted by or for Seller. To the Knowledge of Seller, there have been no material intrusions, material security incidents, or material breaches of the security of any Systems, nor any security incidents or breaches with respect to, or any material accidental or unlawful access to, loss of, or unauthorized destruction, acquisition, alteration, use, or other Processing of, any Private Data stored or otherwise processed by Seller relating to the Assets, the Seller Products, or Seller’s ownership or use of the Assets.

(v) Section 3.11(t)(v) of the Seller Disclosure Schedule contains the complete list of notifications and registrations made by Seller with relevant Governmental Authorities in connection with Seller’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up. Other than the notifications and registrations set forth on Section 3.11(t)(v) of the Seller Disclosure Schedule, to the Seller’s Knowledge, no other registrations or notifications are required for compliance with applicable Privacy Obligations in connection with the Processing of Personal Data by or for Seller.

(vi) There is no, and has not been any, written claim against or written complaint to, or any actual or threatened Litigation against, in each case, Seller, or to the Knowledge of Seller, any of its customers (in the case of customers, to the extent relating to any Seller Product or the practices of Seller or any person performing services for Seller) by any private party or any Governmental Authority, relating to (i) the creation, collection, storage, hosting, use, disclosure, transmission, transfer, disposal, security, possession, interception, or other processing of any Private Data by or for Seller or (ii) the security, confidentiality, availability, or integrity of any Systems or Private Data, in each case of (i) and (ii), relating to the Assets, the Seller Products, or Seller’s ownership or use of the Assets.

(vii) To the actual knowledge of the Key Employees (with no duty of due inquiry), Seller does not Process the Personal Data of any natural Person under the age of 13.

(viii) Digital Millennium Copyright Act. Seller conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Law in any other jurisdiction in which Seller operates, including, to the extent applicable, by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Law.

3.12. Contracts.

(a) Material Contracts. Section 3.12(a) of the Seller Disclosure Schedule is a true and complete list, of all of the following Contracts (the “Material Contracts”):

(i) any Contract with a Top Customer and any Contract with any other customer or client with material non-standard terms, except for any non-disclosure Contract entered into by Seller in the ordinary course of business consistent with past practice;

(ii) any contract with a Top Supplier, except for any non-disclosure Contract entered into by Seller in the ordinary course of Business consistent with past practice;

(iii) any In-License;

(iv) any Out-License;

(v) any Contract relating to any transactions between the Seller and any its managers, members, officers, or Affiliates, or any immediate family member or Affiliate of any of the foregoing, other than employee benefits generally made available to all employees;

(vi) any Contract (other than a Seller Plan or an Agency Agreement) providing for payments to Seller in excess of $50,000 during the calendar year 2020, or that are reasonably expected to exceed $50,000 during the calendar year 2021;

(vii) any Contract with any distributor, reseller, value added reseller, dealer or sales agent of the Seller Products involving payments to or from Seller that exceeded $37,000 during the calendar year 2020, or that are reasonably expected to exceed $40,000 during the calendar year 2021 (each, an “Agency Agreement”);

(viii) any joint marketing, strategic alliance or similar Contract (excluding, for the avoidance of doubt, comarketing activities performed by the Seller in the ordinary course of Seller’s business not under written Contract), or any Contract pursuant to which Seller has any obligations to jointly develop any Intellectual Property;

(ix) any Contract with any Governmental Authority;

(x) any Contract for which the primary purpose of such Contract is addressing privacy, data protection, or information security obligations;

(xi) any Contract containing indemnification obligations of the Seller to any manager, member, officer, employee or agent of the Seller;

(xii) any Contract providing for or relating to any merger, acquisition, consolidation, sale or other business combination or divestiture transaction;

(xiii) any Contract pursuant to which (a) any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Seller Products, Intellectual Property or the Business, (b) containing any non-competition covenants or other restrictions other than nonsolicitation of the employees of parties to the Contract consistent with industry practices, and entered into in the ordinary course of Seller’s business, or (c) that limits the freedom of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property other than limitations to the scope of non-exclusive licenses granted to Seller under Intellectual Property Rights of third parties;

(xiv) any Contracts containing covenants of Seller not to solicit or hire any Person with respect to employment, other than nonsolicitation of employees consistent with industry practices and entered into in the normal course of the Seller’s Business;

(xv) any Contract providing for the development of any Intellectual Property, independently or jointly, by or for Seller, other than customization, data retrieval or other similar services provided by the Seller to third parties in connection with the sale or licensing of Seller Products, where the customization, data retrieval and any Intellectual Property developed under such Contract in connection with that customization was not material to the operation of the Business;

(xvi) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities involving payments to or from Seller;

(xvii) any settlement agreement with respect to any Litigation;

(xviii) other than as listed at Section 3.16(g) of the Seller Disclosure Schedule, any Contract pursuant to which material rights of any third party are triggered or become exercisable, or under which any other material consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the Ancillary Documents or the consummation of the Contemplated Transactions;

(xix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Seller in the ordinary course of business consistent with past practice;

(xx) any Contract with any labor union, works council or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding employees;

(xxi) other than as listed at Section 3.16(k) of the Seller Disclosure Schedule, any Contract for or relating to the employment by or other service to Seller of any manager, member, officer, employee, consultant, or contractor or any other type of Contract with any of its managers, members, officers, employees, contractors or consultants that is not terminable at-will by Seller without notice or any Liability therefor;

(xxii) any Contract for capital expenditures in excess of $20,000, in the aggregate;

(xxiii) any separation agreement or severance agreement with any current or former employees of Seller under which Seller has any actual or potential current Liability;

(xxiv) any Contract pursuant to which Seller is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $5,000 per annum;

(xxv) any Real Property Leases;

(xxvi) any Contract pursuant to which Seller receives data (for example via an application programming interface (API)), where such Contract is material to the Business as of the Closing, or is likely to be material to the Business following Closing if the Business is operated as presently conducted by Seller; and

(xxvii) any other Contract that is material to Seller, taken as a whole.

(b) Status of Material Contracts. A true and complete copy of each Material Contract, together with all amendments, modifications, waivers and supplements thereto, has been Made Available to Buyer. Except as disclosed in Section 3.12(b) of the Seller Disclosure Schedule, all Material Contracts are valid and binding on the Seller, in full force and effect and, to the Knowledge of Seller, enforceable by Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Seller has performed all of the material obligations required to be performed by it. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of Seller or, to the Knowledge of Seller, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of Seller that would give any other party thereto the right to terminate or accelerate the obligations of Seller or any of its Affiliates thereunder (or that would give any party the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule thereunder). [***]. Seller has not received during the eighteen (18) months; prior to the Closing any claim or notice (whether written or oral) of any such actual or alleged material breach, violation or default, or of any intention to cancel or modify any Material Contract. To the Knowledge of Seller, no counterparties to any Material Contract intend to cancel or modify their contracts with Seller. No waiver has been granted by Seller under any of the Material Contracts during the eighteen (18) months; prior to the Closing.

(c) There are no Contracts included in the Assumed Contracts that are between Seller, on one hand, and any of its Affiliates, stockholders or any Affiliate or family member of any stockholder of Seller, on the other hand, including providing for the furnishing of services to or by, providing for rental of real property to or from, or otherwise requiring payments to or from, any such person other than Contracts providing for compensation for services as officers or employees of Seller. In addition, no stockholder, employee or Affiliate of Seller or any family member of such Person has any interest in any Asset.

3.13. Compliance with Laws.

(a) Neither Seller nor the Business has at any time been in violation of, and, to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by Seller or the Business of, or failure on the part of Seller or the Business to comply with, any Law that is or was applicable to the conduct or operation of Seller or the Business or the ownership or use of any of the Assets. No notice from any Governmental Authority has been received by Seller or any of its Affiliates alleging any violation of or failure to comply with, or liability or potential liability under, any applicable Laws. Neither Seller nor the Business is, or has been, the subject of any pending or, to the Knowledge of Seller, threatened Litigation by a Governmental Authority with respect to any actual or alleged violation of Law, and Seller and its Affiliates are not conducting, and have not conducted, any internal investigation (including any internal investigation for which outside counsel was engaged) concerning any alleged violation of any Permit or applicable Law by the Business or Seller (regardless of the outcome of such investigation).

(b) To the Knowledge of Seller, no Governmental Authority has threatened, enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), which is in effect and which prevents or prohibits consummation of the Contemplated Transactions or would limit Buyer’s ability to conduct the Business.

(c) All of the Permits are in full force and effect. Seller has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of any such Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, and to the Knowledge of Seller, no such notice or other communication is forthcoming. Seller has complied with all of the terms of such Permits and none of such Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Contemplated Transactions.

(d) None of Seller, its Affiliates nor any of their respective managers, members, officers, employees, Affiliates or agents, or other persons associated with or acting for or on behalf of the foregoing, has (a) taken any action that has resulted in a violation by Seller of any applicable Laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the Foreign Corrupt Practices Act and any similar Laws, or (b) directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services and that is or was illegal under applicable Law (x) to obtain favorable treatment in securing business, (y) to pay for favorable treatment for business secured or (z) to obtain special concessions, or for special concessions already obtained, with respect to any business. Seller and its Affiliates have complied in all material respects with (i) all applicable Laws and other restrictions relating to the export, transshipment, reexport and other transfers of commodities, software technology and services (including U.S. origin items) and (ii) all applicable sanctions and/or anti-boycott Laws.

3.14. Environmental Matters. The Seller (i) is, and at all times has been in compliance with all Environmental Laws in all material respects, and (ii) has obtained, and is in compliance with, all Permits required by or granted under all applicable Environmental Laws and has made all appropriate filings for issuance or renewal of such Permits. There is no Litigation pending or, to the Knowledge of Seller, threatened, alleging liability or a violation on the part of Seller under any Environmental Law. No Hazardous Materials are used or have been used, stored, released or disposed of by the Seller or, to the Knowledge of Seller, by any other Person on any property currently or formerly owned, leased or operated by the Seller, that would reasonably be expected to give rise to liability or obligations of Seller. Seller has Made Available to Buyer true, correct and complete copies of all material reports, studies, assessments, audits, or other similar material documents that address Environmental Law matters relating to Seller.

3.15. Litigation. There have not been any claims, actions, suits, audits, inquiries, proceedings, arbitrations, or governmental investigations (“Litigation”) pending, or, to the Knowledge of Seller, threatened, against Seller, or to the Knowledge of Seller, pending or threatened against or with respect to the Business, or any Seller Interestholder or employee of the Business (in their capacities as such), before any court or Governmental Authority. To the Knowledge of Seller, there is no Litigation by Seller currently pending or which Seller intends to initiate. Neither Seller nor any Seller Interestholder is subject to any Order arising from any Litigation with respect to the Business and the Assets are not subject to any Order.

3.16. Personnel Matters.

(a) Section 3.16(a) of the Seller Disclosure Schedule lists all material Seller Plans.

(b) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS (or, if a prototype or similar plan, can rely on an opinion letter from the IRS to the prototype or similar plan sponsor) that the Seller Plan is so qualified, and no event or circumstance has occurred since the date of such determination (or opinion) letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Seller Plan.

(c) Each Seller Plan, can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or Seller (other than ordinary administrative expenses typically incurred in a termination event). Each Seller Plan that is a medical plan is in material compliance with the Health Insurance Portability and Accountability Act of 1996 and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Laws”).

(d) At no time has the Seller or any ERISA Affiliate contributed or has been obligated to contribute or had any Liability under any defined benefit pension plan or other plan that (i) is subject to Title IV of ERISA or the minimum funding standards of Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 4063 or Section 4064 of ERISA; or (iv) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) Each Seller Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Law applicable to such Seller Plan, and no event has occurred and no condition exists with respect to any Seller Plan that would give rise to any material liability under the Code or ERISA or any and all other Laws.

(f) To the Knowledge of Seller, no employee of Seller, nor any independent contractors, consultant or advisor with whom Seller has contracted, is in violation of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Seller; and to the Knowledge of Seller, the continued employment by Seller of its present employees, and the performance of Seller’s contracts with its independent contractors, consultants and advisors, will not result in any such violation. Seller has not received any notice alleging that any such violation has occurred.

(g) Other than as expressly contemplated by this Agreement, or as listed in Section 3.16(g) of the Seller Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or any similar payment) becoming due to any Person, (ii) materially increase or enhance any benefits otherwise payable by Seller, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Person or (vi) result in any “parachute payment” (as defined in Section 280G of the Code).

(h) Seller is in material compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors and employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, meal and rest periods, equal opportunity, anti-harassment, fair labor standards, disability, immigration (including the Immigration Reform and Control Act), and is not engaged in any unfair labor practice.

(i) Seller has paid to all employees, independent contractors, consultants and advisors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants to the extent such amounts are earned and payable as of the Closing except to the extent any payments of commissions or bonuses on Section 3.16(i) of the Seller Disclosure Schedule are designated as payments to be made by Buyer following the Closing. Seller is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Seller under any workers’ compensation plan or policy or for long term disability. There are no Action or Proceedings pending or, to the Knowledge of Seller, threatened, between Seller and any of its employees, independent contractors, consultants or advisors.

(j) Seller is not a party to or bound by any collective bargaining agreement, works council arrangement, or other labor union Contract and no collective bargaining agreement is being negotiated by Seller. To the Knowledge of Seller, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Seller. To the Knowledge of Seller there have been no activities or proceedings of any labor union nor actions to organize their respective employees. There is no labor dispute, strike or work stoppage against Seller pending or, to the Knowledge of Seller, threatened which may interfere with the respective business activities of Seller.

(k) Except as disclosed in Section 3.16(k) of the Seller Disclosure Schedule, the employment of the employees of Seller is “at will” and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

(l) Accurate and complete lists of all of the managers, officers, and employees of Seller (individually and collectively, “Personnel”) as of the date of this Agreement (including all Specified Employees) and their positions are included in Section 3.16(l) of the Seller Disclosure Schedule. Seller has Made Available a true, correct and complete list of the employee identification number, positions and rates of compensation of all current officers, managers, and other employees of Seller, showing each such person’s identification number, position, location, base annual remuneration, status as exempt/non-exempt, bonuses (including, without limitation, bonuses paid in 2020, target bonuses for 2021 and commissions (including, without limitation, commissions paid in 2020, target commissions for 2021, accrued vacation or paid time off). Section 3.16(l) of the Seller Disclosure Schedule lists as of the date of this Agreement: (i) any earned but unpaid bonus (ii) any bonuses that may become due or payable after the date of this Agreement (including the approximate date or period during which such bonuses would or could be payable, and the amounts or potential amounts of any such bonuses), any earned but unpaid commissions, and commissions that may become due or payable after the date of this Agreement. If Seller pays any bonus or commission amounts listed on Section 3.16(l) of the Seller Disclosure Schedule after the date of this Agreement and prior to the Closing, Seller will provide an updated version of Section 3.16(l) of the Seller Disclosure Schedule to Purchaser prior to the Closing that identifies any such bonus or commission amounts that were previously paid by Seller.

(m) Seller has Made Available a true, correct and complete list of all of Seller’s consultants, advisors and independent contractors (including any consultants who provide services through a third party entity) and for each, the initial date of the engagement, the location where such service provider is providing services, the rate of payment or any other compensation payable to such service provider, a brief description of services provided by such service provider, the notice period to terminate the agreement with such service provider, any third party entity through which such service provider provides services (if applicable), and whether the engagement has been terminated by written notice by either party. All consultants, advisors and independent contractors providing services to Seller have been properly classified as consultants, advisors or independent contractors, respectively, for purposes of federal and applicable state and foreign Tax laws, laws applicable to employee benefits and other Laws.

(n) Seller shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(o) In the past four years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act or any similar state or local laws (collectively, the “WARN Act”) in respect of Seller or any WARN-type event as defined by applicable state law.

(p) Seller has materially complied with all applicable Laws regarding Covid-19, including, without limitation, all applicable federal, state and local orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar orders, and all related Laws regarding health and safety.

(q) Seller has provided to Buyer true, correct and complete copies of each of the following: (i) all offer letters; employment agreements and severance agreements; all services agreements and other agreements with consultants and/or advisors who have provided or are providing services in the last two (2) years; template confidentiality, non-competition or inventions agreements between current and former employees/consultants and Seller that are currently in effect; (ii) the most current management organization chart(s); and (iii) all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers, managers or members of Seller.

(r) As of the date hereof and except as provided in this Agreement, Seller has not, and to the Knowledge of Seller, no other Person has, (i) entered into any Contract that obligates or purports to obligate Seller or Buyer to make an offer of employment to any present or former employee, advisor, independent contractor or consultant of Seller and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, advisor, independent contractor or consultant of Seller of any terms or conditions of employment with Buyer following the Closing.

(s) Seller has not established or maintained any Seller Plan, or is required to maintain or contribute to any Seller Plan by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(t) To the Knowledge of Seller, no Specified Employee (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding of any felony or other serious crime that is reasonably expected to impact the Business or (b) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

3.17. Tax Matters.

(a) Seller has duly and timely (taking into account any validly obtained extensions) filed all income and other material Tax Returns required to be filed, and all such Tax Returns are true, complete and correct in all material respects. Seller has paid all Taxes due and payable (whether or not shown due on any Tax Return).

(b) Seller has complied with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party. There are no Liens with respect to Taxes upon the Assets, other than Permitted Liens.

(c) Seller is not a party to or bound by any Contract to allocate, share or indemnify another party for Taxes (excluding arrangements entered into in the ordinary course of business with a primary purpose unrelated to Tax).

(d) No Governmental Authority is conducting or, to the Knowledge of Seller, proposing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of Seller. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by Seller, which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against Seller have been fully paid or finally settled. Seller has not received notice of a claim in writing by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(e) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of Law) and Seller has not obtained any ruling from any Governmental Authority with respect to any Tax which will have any effect after the Closing.

(f) Seller has never been included in an affiliated group (as defined in Section 1504 of the Code) or any analogous or similar group under state, local or non-U.S. Law. Seller has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor or by Contract (excluding arrangements entered into in the ordinary course of business with a primary purpose unrelated to Tax).

(g) None of the Assets acquired from Seller is a “United States real property interest” within the meaning of Section 897 of the Code.

(h) None of the Assets acquired from Seller is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(i) No compensation has been or would reasonably be expected to be includable in the gross income of any current or former manager, employee, or independent contractor under or as a result of the operation of Section 409A of the Code.

3.18. Insurance. Seller currently maintains the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance listed in Section 3.18(a) of the Seller Disclosure Schedule, which insurance is in full force and effect and, to the actual knowledge of Seller with no obligation on the part of Seller to engage in due inquiry , is comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. Seller has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. Seller has timely filed all claims for which it is currently seeking payment or other coverage under any of its insurance policies. Seller has not made any claim against an insurance policy as to which the insurer is denying (or has denied) coverage or defending the claim under a reservation of rights. Seller has not made any material claim under any insurance policy. Seller is not in default in any material respect under any insurance policy maintained by it.

3.19. Customers and Suppliers.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth a true and complete list of (i) the twenty (20) largest customers of Seller, on a consolidated basis determined by dollar volume of sales, for each of the years ended December 31, 2019 and 2020 and for the period from January 1, 2021 to April 30, 2021 (collectively, the “Top Customers”) and (ii) the twenty-five (25) largest suppliers of or vendors to Seller, including, without limitation, any professional employer organization, on a consolidated basis determined by dollar volume of expenditures, for the period from January 1, 2020 to the April 30, 2021 (collectively, the “Top Suppliers”).

(b) Except as set forth on Section 3.19(b) of the Seller Disclosure Schedule:

(i) Seller does not have any outstanding disputes with any Top Customer. No Top Customer has terminated, cancelled, or modified, or has, to the Knowledge of Seller, threatened to terminate, cancel or modify or expressed any material dissatisfaction with, its business relationship with Seller. Except as set forth in Section 3.19(b)(i) of the Seller Disclosure Schedule, Seller has not received any notice that any Top Customer intends to cease or substantially reduce its business with Seller after the announcement of this Agreement and/or the Closing.

(ii) Seller does not have any outstanding disputes concerning products and/or services provided to Seller by any Top Supplier, and there is no material dissatisfaction on the part of Seller with respect to any Top Supplier. No Top Supplier has terminated, cancelled or modified, or, to Knowledge of Seller, threatened to terminate, cancel or modify or expressed any material dissatisfaction with, its business relationship with Seller. Except as set forth in Section 3.19(b)(ii) of the Seller Disclosure Schedule, Seller has not received any notice that any Top Supplier intends to cease or substantially reduce its business with Seller after the announcement of this Agreement and/or the Closing. Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as presently conducted and, no Top Supplier has notified Seller of any circumstance in existence that would cause Seller to not have such access on commercially reasonable terms following Closing as reasonably necessary to carry on the Business as presently conducted by Seller.

3.20. Product Liability. There are no pending, or to the Knowledge of Seller, threatened, product liability, warranty or similar claims against Seller or any of its Affiliates for products or services offered by Seller that are defective or fail to meet any product or service warranty. Neither Seller nor any of its Affiliates has received any notice or order from or by any Governmental Authority that any Seller Product is defective or unsafe or fails to meet any product or service warranty or any standards promulgated by any Governmental Authority. None of the Seller Products have been subject to recall. All Seller Products comply with all applicable specifications, industry and trade association standards and legal standards applicable to the Seller Products, including manufacturing, labeling and safety Laws.

3.21. Powers of Attorney. Section 3.21 of the Seller Disclosure Schedule sets forth a true and complete list of all outstanding powers of attorney or similar authorizations granted by Seller.

3.22. No Brokers. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, none of Seller nor any Seller Interestholder, any of their respective Affiliates or any of their respective managers, members, directors, officers, employees or agents, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.23. Solvency; No Fraudulent Conveyance. Upon the consummation of the Contemplated Transactions, Seller will be solvent. Neither Seller nor any of the Seller Interestholders are entering into this Agreement or consummating the Contemplated Transactions with the intent to defraud, delay or hinder Seller’s or any Seller Interestholder’s creditors and the consummation of the Contemplated Transactions will not have any such effect. The Contemplated Transactions do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or any Seller Interestholder whatsoever to any of the Assets.

3.24. Restrictions on Business Activity. There is no judgment, injunction, order or decree binding upon Seller or any of its Affiliates which has or would reasonably be expected to have, whether before or after the consummation of the Contemplated Transactions, the effect of prohibiting or impairing any current or presently proposed business practice of Seller, any acquisition of property by Seller or the conduct of Seller or limiting the freedom of Seller to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Seller Products, or to make use of any Seller Owned Intellectual Property, including any grants by Seller of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

3.25. No Additional Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III AND AS SET FORTH IN THE ANCILLARY DOCUMENTS, NEITHER SELLER NOR ANY SELLER INTERESTHOLDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR PRECLUDE THE ABILITY OF BUYER OR ANY OTHER PERSON TO BRING A CLAIM AND SEEK RECOVERY IN THE EVENT OF FRAUD.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof as follows:

4.1. Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

4.2. Authorization; Enforceability. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions that are required to be performed by Buyer. This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.

4.3. No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions will not (i) conflict with or violate any provision of the certification of incorporation or bylaws of Buyer, or (ii) conflict with or violate in any material respect any provision of any Law applicable to Buyer or by which Buyer or its properties are bound or affected.

4.4. Governmental Authorizations and Consents. No Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party, other than any such Consents as have been previously obtained.

4.5. Post-Closing Payments. The shares comprising the Post-Closing Payments have been duly authorized and, upon issuance of such shares in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

4.6. Closing Payment. Buyer has and will have available to it as of the Closing, sufficient funds to consummate the Contemplated Transactions, including payment of all cash amounts comprising the Closing Payment. Buyer is not insolvent and consummation of the Contemplated Transactions will not cause Buyer to become insolvent.

4.7. No Additional Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE IV AND IN THE ANCILLARY DOCUMENTS, NEITHER BUYER NOR ANY AFFILIATE OF BUYER, NOR ANY OF THEIR RESPECTIVE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO SELLER, ANY SELLER INTERESTHOLDER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR PRECLUDE THE ABILITY OF SELLER OR ANY OF THE SELLER INTERESTHOLDERS OR ANY OTHER PERSON TO BRING A CLAIM AND SEEK RECOVERY IN THE EVENT OF FRAUD.

4.8. Independent Investigation. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the express representations and warranties of Seller and Seller Interestholders set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedule); and (b) none of Seller, the Seller Interestholders or any other Person has made any representation or warranty as to Seller, the Seller Interestholders or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedule); provided, however, that the foregoing shall not limit or waive any rights that Buyer has with respect to recovery for (i) breaches of representations and warranties made by Seller or Seller Interestholders in Article III of this Agreement (including the related portions of the Seller Disclosure Schedule) or (ii) any claims of Fraud committed by Seller or a Seller Interestholder or any person authorized to act on behalf of Seller or a Seller Interestholder.

ARTICLE V

Covenants

5.1. Certain Tax Matters.

(a) Tax Return Preparation. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to a taxable period ending on or before the Closing Date that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with (i) past practice of Seller and (ii) the terms of this Agreement; provided that if there is a conflict between (i) and (ii), the terms of this Agreement shall govern unless required by a change in applicable Law. At least thirty (30) days prior to filing such Tax Returns, Seller shall provide drafts of such

Tax Returns to Buyer for Buyer’s review and comment, and Seller shall consider in good faith Buyer’s reasonable comments. Except to the extent such Taxes have been taken into account in the calculation of Closing Net Working Capital and decreased the Purchase Price, Seller shall timely pay all Taxes shown due with respect to Tax Returns filed pursuant to this Section 5.1(a).

(b) Transfer Taxes. Any Transfer Taxes shall be paid 50% by Seller and 50% by Buyer when due. The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable Law, in minimizing any such Transfer Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) IRS Form 4669. Each Seller Interestholder shall provide Buyer with a properly completed Internal Revenue Service (“IRS”) Form 4669 for each taxable year in which payments pursuant to this Agreement are made within 15 days of the later of (i) Buyer’s written request or (ii) payment of such Taxes. The parties acknowledge and agree to the Intended Tax Treatment and the parties shall file tax returns and reports consistent therewith unless required by a change in applicable Law.

5.2. Seller’s Non-Competition and Employee Non-Solicit.

(a) For a period of three (3) years from and after the Closing Date, Seller and the Key Employees (who, in each case, are substantial equityholders of Seller) shall not, and each shall cause its respective Affiliates, not to, directly or indirectly, engage in, own, control, manage, operate, endorse, support, be employed by, perform services for, consult with, solicit business for, participate in, provide or facilitate any financing for, be connected with the management or operation of, have any financial interest in, or manage or operate anywhere in the Territory a Competing Business (as defined below)), except that the beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of less than two percent (2%) of the outstanding common stock of a publicly-held corporation that is engaged in a Competing Business with the Seller or the Business within the Territory shall be permitted. “Competing Business” means any business, enterprise (including research and development), operations, activities, and or/services that engage in or otherwise compete with the business, enterprise (including research and development), operation, products, or services that the Seller provides as of the Closing Date, including but not limited to, the Business.

(b) For a period of three (3) years from and after the Closing Date, each of Seller and the Key Employees shall not, and each shall cause its respective Affiliates, not to, directly or indirectly, for its or their own account or for the account of any other Person (i) encourage any customer, client, supplier, vendor or other Person having a business relationship with the Seller or the Business as of the Closing or the two (2) years preceding the Closing (the “Customers”), to terminate or alter such relationship to the disadvantage of Buyer or any of its Affiliates, (ii) encourage any Customer not to enter into a business relationship with Buyer or any of its Affiliates or (iii) impair or attempt to impair any relationships between Buyer or any of its Affiliates and any of the Customers.

(c) For a period of three (3) years from and after the Closing Date, each of Seller and the Key Employees shall not, and they shall cause their respective Affiliates not to, directly or indirectly, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on Seller’s or Key Employees’ own behalf or on behalf on any other Person), advise, or take any other action that is intended to induce or encourage any Specified Employee or any Specified Consultant to leave the employ of, or cease providing services to, Buyer or any of its Affiliates, without the prior written consent of Buyer; provided, that a general offer of employment to the public shall not be deemed prohibited hereunder as long as not specifically directed at Specified Consultants, or Specified Employees.

(d) The nature and scope of the foregoing protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Seller and the Key Employees for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.2 as will render such restrictions valid and enforceable.

(e) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that, in the event of a breach or threatened breach of this Section 5.2, Buyer shall be entitled to seek an injunction restraining such breach or threatened breach without the necessity of proving the inadequacy of money damages as a remedy. Seller and Key Employees hereby waive any requirement for the securing or posting of any bond in connection with such remedy. Nothing in this Agreement shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

5.3. Confidentiality. Following the Closing, Seller and the Seller Interestholders shall, and shall cause their respective Affiliates and their Affiliates’ respective managers, members, officers, directors, employees and agents (collectively, “Seller Affiliates”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential, non-public or proprietary information of Seller, except with the prior written consent of Buyer, or as may be required by Law, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, the Seller Interestholders or their respective Seller Affiliates; or (b) is lawfully acquired by Seller, the Seller Interestholders or their respective Seller Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any Seller Interestholders or any Seller Affiliate shall be required by Law to divulge any such information, Seller, such Seller Interestholder or such Seller Affiliate shall provide Buyer with prompt written notice of each request so that Buyer may seek an appropriate protective order or other appropriate remedy, and Seller, such Seller Interestholder or such Seller Affiliate shall cooperate with Buyer to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Seller, such Seller Interestholder or such Seller Affiliate shall furnish only that portion of such information which, in the opinion of its counsel, Seller, such Seller Interestholder or such Seller Affiliate is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

5.4. Mail; Payments and Remittance.

(a) Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer and to deal with the contents of such communications in good faith and in a proper manner. Buyer shall promptly deliver to Seller any mail or other communication received by Buyer after the Closing Date pertaining to any Excluded Asset or Retained Liability. Seller shall promptly deliver to Buyer any mail or other communication received by Seller after the Closing Date pertaining to the Business. To the extent any mail or other communications received by either party are pertinent to both parties, the receiving party shall provide the other party a copy thereof as soon as reasonably practicable.

(b) After the Closing: (a) if Seller or any of its Affiliates receive any refund or other amount that is an Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer and (b) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

(c) Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of Indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request.

5.5. Public Announcements. Seller and the Seller Interestholders shall not, and shall cause their respective Affiliates not to, disclose the existence or contents of this Agreement or any Ancillary Documents or any of the terms, conditions or facts relating to the Contemplated Transactions, to any third party (other than their respective representatives) or make any public statement concerning the Contemplated Transactions, in each case without the prior written consent of Buyer. Buyer shall not, and shall cause its Affiliates not to, disclose the existence or contents of this Agreement or any Ancillary Documents or any of the terms, conditions or facts relating to the Contemplated Transactions, to any third party (other than their respective representatives) or make any public statement concerning the Contemplated Transactions, in each case without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed); provided, however, that (i) Buyer and any of its Affiliates may make such public communications regarding this Agreement or the Contemplated Transactions as they may, in their sole discretion, determine are required by applicable Law, the SEC, or any stock exchange, and (ii) Buyer and any of its Affiliates may issue a press release upon execution of the Agreement, at the Closing, or both, subject to reasonable review and comment by Seller.

5.6. Commercially Reasonable Efforts. Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

5.7. Exclusivity. Seller, each of the Seller Interestholders and their respective Affiliates will not, directly or indirectly: (a) initiate, encourage, solicit or engage in any negotiations, communications or other contact, or enter into any Contract or have any understandings (including any letter of intent, purchase agreement or similar agreement), whether written or oral or binding or non-binding, in each case with, or provide any information to, any Person other than Buyer, Parent and their representatives with respect to (i) any sale or license of all or any portion of the Business, the Assets or the membership interests of Seller, (ii) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction with Seller or the Seller Interestholders, or (iii) any other transaction that is inconsistent with the Contemplated Transactions (each an “Acquisition Proposal”), (b) agree to, accept, approve, endorse or recommend (or propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal or (c) disclose any nonpublic information relating to the Business or afford access to the properties, books or records relating to the Business or the Assets to any Person that to the Knowledge of Seller or the Seller Interestholders may be considering an Acquisition Proposal. Seller shall promptly notify Buyer if Seller, the Seller Interestholders or any of their respective Affiliates or representatives receives any requests for information, proposals, inquiries or other contact from any Person relating to an Acquisition Proposal (including the identity of such Person, the material terms of any proposal and a reasonable description of all related communications). Seller, the Seller Interestholders and their respective Affiliates shall be responsible for the conduct of their representatives or other Persons acting on their behalf that is inconsistent with this Section 5.7. Seller will thereafter keep Buyer informed of the subsequent status and terms of any such proposals.

5.8. Securities Laws Matters.

(a) Seller acknowledges and agrees that, as of the date of issuance thereof, the Buyer Stock constituting the Post-Closing Payments will not be registered under the Securities Act or the securities Laws of any state and that such shares may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Laws, is available.

(b) Seller is acquiring the shares of Buyer Stock solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Seller is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Buyer Stock and to protect its own interest in connection with such investment.

5.9. Change of Name; Filings; Transitional Trademark License.

(a) Within one (1) Business Day after the Closing Date, (i) Seller shall file an amendment to its certificate of formation to change its name to a name not used in or related to the Business and (ii) Seller shall make the filings listed on Schedule 5.9(a) to reflect such new company name on the Closing Date or as soon as reasonably practicable thereafter.

(b) Except as set forth in Schedule 5.9(b), Seller may not use the Seller Marks (or any confusingly similar variation or derivation thereof) after the Closing Date.

5.10. Insurance. With respect to any insurance policies set forth in Section 3.18 of the Seller Disclosure Schedule (each, a “Group Policy”), Seller shall not, and shall cause its Affiliates not to, retroactively cancel or amend such policies with regard to coverage for the Business for occurrences or events prior to the Closing Date. Following the Closing Date, Seller shall use commercially reasonable efforts to reasonably cooperate with and assist Buyer, at Buyer’s written request, to the extent necessary to allow Buyer to make claims under such insurance policies, present such claims for payment, and collect insurance proceeds related thereto.

5.11. Tail Insurance Coverage, etc..

(a) Seller shall use commercially reasonable efforts to purchase (i) prior to the Closing a six-year “tail” policy for D&O insurance with a “wind down” provision covering the time period Seller will be winding down, (ii) prior to the termination of the Transition Services Agreement a three-year “tail” policy for employment practices and liability insurance, and (iii) prior to the Closing a three-year “tail” policy for technology errors & omissions insurance (collectively, the “Tail Policies,” and the expenses related to the Tail Policies, the “Tail Policies Expenses”). The Tail Policies Expenses shall be borne 50% by Seller and 50% by Buyer.

(b) Prior to the Closing, Seller shall use commercially reasonable efforts to replace Seller with Buyer or one or more of its Affiliates designated by Buyer, as the beneficiary under the key man life insurance policy of Seller and to assign such policy to Buyer, at Buyer’s sole cost, with the insureds and coverage amounts set forth in Schedule 5.11(b) to this Agreement.

5.12. Misallocated Assets. Following the Closing, in the event that Buyer or Seller discovers that an Asset is owned by Seller or any of its Affiliates and was not delivered or provided to Buyer by virtue of Buyer’s acquisition of the Assets as contemplated in this Agreement, Seller shall, and shall cause its Affiliates to, assign, transfer and convey such Asset to Buyer for no additional consideration, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance.

5.13. Employees and Consultants.

(a) Buyer or one of its Affiliates shall extend offers of employment, (i) effective the day following the Closing Date to all of the Key Employees and Key Managers, and (ii) effective the day following the end of their employment with Seller on the Employee Services Termination Date, to all the Specified Employees (the “Transition Services Employees”), which offers shall be on terms and conditions that include base cash compensation levels substantially similar to that in effect by Seller immediately prior to the Closing. Buyer may withdraw their offers to any Specified Employees if such Specified Employees separate from employment with Seller prior to the Employee Services Termination Date or for a failure to meet any other contingency in the offer letter (including any background check contingency). Each Key Employee, Key Manager and Specified Employee who accepts Buyer’s or one of its Affiliate’s offer of employment effective as of the Closing Date for Key Employees and Key Managers, and following the end of their employment with Seller on the Employee Services Termination Date, to all the Specified Employees, shall be referred to herein as a “Transferred Employee.” Seller shall terminate and cause to be terminated, in accordance with applicable law, the employment of (i) all Key Employees and Key Managers immediately at the Closing and (ii) all Transition Services Employees on the Employee Services Termination Date or upon Buyer’s earlier request (the last day of any Transferred Employee’s or any other employee’s employment with Seller, “Seller Employee Separation Date”). Nothing herein shall modify the at-will nature of Transferred Employees’ and the provisions set forth herein do not confer employment or any other contract rights to any of the Transferred Employees or prohibit Buyer or one of its Affiliates from modifying the compensation, benefits, or other terms and conditions of employment of any Transferred Employee.

(b) Buyer or one of its Affiliates shall extend offers of engagement to all of the Specified Consultants listed on Exhibit G whose Contract with Seller is an Excluded Asset, effective on the date following the later of (i) the date that such Consultant’s term of service with Seller has expired, including any notice periods or (ii) the date such Consultant signs a Consulting Agreement with Buyer or one of its Affiliates, which offers shall be on terms and conditions determined by Buyer following consultation with Seller. Buyer may withdraw their offers to any Specified Consultants if such Specified Consultants separate from their service relationship with Seller prior to the termination of the Transition Services Agreement for any reason. Seller shall terminate its Contract with any Seller consultant, independent contractor, advisor, or other service provider of Seller effective upon (i) a date specified by Buyer for any such consultant, independent contractor, advisor, or other service provider of Seller who is not a Specified Consultant, (ii) with respect to any Specified Consultants whose Contract with Seller is an Excluded Asset, upon termination of any notice period set forth in the applicable agreements with such Specified Consultants (or if there is no notice period in the arrangement with such Specified Consultants, then upon a date specified by Buyer), or (iii) no later than the termination of the Transition Services Agreement for any Specified Consultant whose Contract is an Excluded Asset and who does not sign a consulting agreement with Buyer or its Affiliates (the last day of any Seller consultant’s, independent contractors, advisors, or other service provider’s relationship with Seller, “Seller Consultant Separation Date”). Seller shall be responsible for any pay in lieu of notice payments and any other payments or liabilities that may be required or incurred in connection with such separations or in respect of the engagement of such parties prior to their termination.

(c) To the extent permitted by the applicable equity incentive program maintained by BigCommerce Holdings, Inc. (the “Buyer EIP”), Buyer shall award Transferred Employees (other than Key Employees) who are hired as employees of Buyer or one of its Affiliates and whose principal place of employment is located in the United States and who are eligible participants in the Buyer EIP following the Closing with equity awards under the Buyer EIP valued (in the aggregate) at up to $5,000,000 of Buyer Stock, based on the aggregate grant date fair value of such awards as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and such equity awards shall have vesting, eligibility and other restrictions that are substantially comparable to those equity awards held by similarly situated employees of Buyer or one of its Affiliates.

(d) Through and including the termination of the Transition Services Agreement, Seller and Seller Interestholders shall, and shall cause their respective Affiliates to, reasonably cooperate with Buyer to (i) provide certain information to the Specified Employees regarding Buyer’s (or any of its Affiliates’) employee benefit plans (to the extent such plans will be made available to the Specified Employees), (ii) make offers of employment to Specified Employees (or, as applicable, Specified Consultants) and have such Specified Employee (or, as applicable, Specified Consultants) execute other required employment agreements provided by Buyer (such as a proprietary information and invention assignment agreement, and applicable notice and consent forms to conduct background checks), (iii) make offers of engagement for Specified Consultants, including executing required consulting agreements or other forms Buyer may require such Specified Consultants to sign, and (iiv) otherwise meet with Specified Employees, or as applicable, Specified Consultants (either individually or in groups). Seller will use its commercially reasonable efforts to allow Buyer reasonable time to comment (and will consider in good faith the advice of Buyer) prior to sending any formal notices or other formal presentations relating to the Contemplated Transactions to the Specified Employees or Specified Consultants. Seller and Seller Interestholders shall not, and shall request their respective Affiliates not to, communicate information, notices or presentations with respect to the termination of any Seller Plans or regarding the TPP or other benefit plans of Buyer or any of its Affiliates, unless such communication has first been mutually agreed to by Buyer and Seller.

(e) From and after the Closing (including following the end of the Employee Services Termination Date), Seller (on behalf of itself and its Affiliates) waives any rights to enforce against each Transferred Employee any and all restrictions on the Transferred Employee with respect to (i) engaging in or assisting in the Business, (ii) soliciting or doing business with customers of Seller or any of its Affiliates, (iii) assisting in the hiring of Specified Employees by Buyer or its Affiliates or (iv) encouraging Transferred Employees to terminate their employment with Buyer or any of its Affiliates.

(f) Seller shall remain solely responsible for any and all Liabilities and obligations arising under, in connection with, or in respect of the Seller Plans. Without limiting the generality of the foregoing, Seller shall be solely responsible for all severance, accrued vacation days, accrued sick pay, and similar obligations under any Seller Plan or otherwise that become payable as a result of the termination of employment or service of any Key Employee, Key Manager, or Specified Employee with Seller in connection with the Contemplated Transactions (including any termination of Seller employees on the Employee Services Termination Date).

(g) Seller shall comply with the requirements of WARN and any other similar state Law with respect to any “plant closing” or “mass layoff”, as those terms are defined in WARN, which may result from Seller’s termination of the employment of Key Employees, Key Managers, or Specified Employees (including Transition Services Employees), in connection with the Contemplated Transactions (including any termination of Seller employees on the Employee Services Termination Date or other Seller Employee Separation Date).

(h) With respect to any Seller employee, independent contractor, consultant, advisor, or other service provider, Seller shall have paid or provided, through the Closing Date or any later Seller Employee Separation Date, or with respect to any independent contractor, consultant, advisor, the Closing Date or any later Seller Consultant Separation Date, as applicable, all vacation and/or paid time off that has been accrued but unused as of any Seller Employee Separation Date, as well as all accrued wages, earned accrued, or otherwise owed bonuses (even if payment is not otherwise immediately due), fees and other accrued but unpaid compensation, payment in lieu of notice, statutory payments, and benefits of any employee, independent contractor, consultant, or advisor as of the Closing Date or any later Seller Employee Separation Date, or with respect to any independent contractor, consultant, advisor, the Closing Date or any later Seller Consultant Separation Date; provided, however, that for the avoidance of doubt, Seller shall not be obligated to pay the bonuses set forth on Section 3.16(i) of the Seller Disclosure Schedule. Seller shall take all appropriate steps to effectuate the separation of employment or other service provider relationship of all employees and independent contractors or consultants of Seller, effective as of the Seller Employee Separation Date or the Seller Consultant Separation Date, as applicable (as defined in 5.13(a) above) including, in each case, all required notices and documentation regarding the separation of Seller employees and independent contractors or consultants from their employment or service relationship with Seller (but shall consult with Buyer regarding any such notices or documentation).

(i) Welfare Benefit Plans.

(i) From and after the start of each Transferred Employee’s commencement of employment with Buyer or one of its Affiliates, Buyer shall offer the Transferred Employees and their eligible dependents participation in the welfare benefit plans of Buyer or its Affiliate (collectively, the “Buyer Welfare Benefit Plans”) in a manner that is compliant with the applicable plan documents and as permitted by the plan administrator. Buyer shall use commercially reasonable efforts to provide a courtesy, deductible carryover for Transferred Employees and their eligible dependents who were participating in the United Healthcare medical insurance plans and programs of Seller and its Affiliates before the Closing Date, who also choose to participate in a United Healthcare medical insurance plan and program offered by the Buyer or its Affiliate. Such carryover of prior medical deductible expenses into such United Healthcare medical insurance plan, will be applicable to the extent of the deductible under such United Healthcare medical insurance plan. For avoidance of doubt, such courtesy, deductible carryover is not available under plans offered by other insurance carriers.

(ii) From and after the start of each Transferred Employee’s commencement of employment with Buyer or one of its Affiliates, Buyer shall assume all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA and any state continuation coverage requirements (“COBRA Obligations”) with respect to the Transferred Employees and their beneficiaries to the extent such COBRA Obligations arise on a date following the Closing Date. For the duration of such period that Seller continues to provide group health plan coverage to any employee following the Closing Date, Seller agrees to retain responsibility for COBRA Obligations with respect to all covered employees and beneficiaries who are “M & A qualified beneficiaries” (within the meaning of Treasury Regulation Section 54.4980B-9, Q & A-4(a)), for whom a “qualifying event” under COBRA occurs on or prior to the Closing.

(j) Vacation Benefits. From and after the start of each Transferred Employee’s commencement of employment with Buyer or one of its Affiliates , Buyer shall recognize service by each Transferred Employee with Seller and its Affiliates for purposes of determining entitlement to accrue vacation under the applicable vacation policy of Buyer. For the avoidance of doubt, all accrued vacation as of immediately prior to the Closing (or any later Seller Employee Separation Date) shall be paid by Seller, such that each Transferred Employee shall have no accrued vacation days as of any Seller Employee Separation Date (whether the Closing Date or later). Further, effective as of the commencement of each Transferred Employee’s employment with Buyer or one of its Affiliates, each Transferred Employee shall begin to accrue vacation days under the applicable vacation policy of Buyer.

(k) Seller and Buyer acknowledge and agree that all provisions contained in this Section 5.13 are included for the sole benefit of Seller and Buyer, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plan or other benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, Seller, or their respective Affiliates to amend, terminate or otherwise modify any benefit plan, agreement or other arrangement (or otherwise limit Buyer’s ability to modify the employee benefits provided to the Specified Employees) following the Closing Date or Seller Employee Separation Date, or (iii) shall create any third party beneficiary or other right (A) in any other Person, including any Transferred Employee (or any dependent or beneficiary thereof), or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain, or (B) to continued employment with Seller, Buyer, or any of their respective Affiliates.

(l) Seller shall use commercially reasonable efforts to obtain executed instruments of termination and release from (i) each participant in the LEPP, and (ii) each participant in the Long Term Incentive Plan of Seller.

5.14. Release of Claims.

(a) Seller and each Seller Interestholder, for and on behalf of his, her or its Affiliates, agents and representatives, and each of their successors and assigns (the “Releasing Parties”), hereby release, acquit and forever discharge Buyer and its Affiliates, each together with all their respective present and former managers, members, directors, officers and employees, in each case in their capacities as such (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Releasing Party ever had, has or may have against any of the Released Parties, from the beginning of time to and including the Closing Date (the foregoing, collectively, the “Released Claims”). Notwithstanding anything herein to the contrary, nothing contained in this Section 5.14 shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby. EACH OF THE RELEASING PARTIES ACKNOWLEDGES AND AGREES THAT THE RELEASED CLAIMS ARE GENERAL RELEASES, AND FURTHER EXPRESSLY WAIVES AND ASSUMES THE RISK OF ANY AND ALL RELEASED CLAIMS THAT EXIST AS OF THE DATE HEREOF BUT THAT SUCH RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST, WHETHER THROUGH IGNORANCE, OVERSIGHT, ERROR, NEGLIGENCE OR OTHERWISE, AND WHICH, IF KNOWN, WOULD MATERIALLY AFFECT SUCH RELEASING PARTY’S DECISION TO ENTER INTO THIS AGREEMENT.

(b) Seller and each Seller Interestholder acknowledge that such Person has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Seller and each Seller Interestholder, being aware of such code section, agrees to expressly waive any rights such Person may have thereunder, as well as under any other statute or common law principles of similar effect.

(c) This Section 5.14 is intended for the benefit of and may be enforced directly by each of the Released Parties and shall be binding on all successors and assigns of each Releasing Party.

5.15. Post-Closing Actions. After the Closing, Seller and each of the Seller Interestholders shall use good faith efforts to obtain (a) each required consent or waiver under any Assumed Contract, and following the receipt of such consent or waiver, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Contract to which such consent or waiver relates for no additional consideration, (b) certain amendments as requested by Buyer to the Assumed Contracts and set forth on Schedule 5.15; and (c) Contracts or novations of existing Contracts with certain service providers as set forth on Schedule 5.15; provided, however, that Seller shall not be required to pay any consideration to obtain such consents, waivers or amendments unless Buyer agrees to reimburse Seller for any such consideration payment.

5.16. Transition Period. Without limiting Section 2.12, for twelve (12) months after the Closing, Seller shall use its good faith efforts to provide Buyer with the benefit in all material respects of each Assumed Contract, including enforcing any rights under such Contracts. For the avoidance of doubt, with respect to each Assumed Contract from and after the Closing, (a) Buyer shall be entitled to all revenue received thereunder and (b) Buyer shall be solely responsible for all Assumed Liabilities thereunder. Notwithstanding the foregoing, nothing in this Section 5.16 shall require Seller to perform under an Assumed Contract to the extent Seller does not have the necessary assets or personnel for such performance.

5.17. Data Room. No more than five (5) Business Days after the date hereof, Seller shall (a) record all documents and materials Made Available (and indicating, for each such document or other material, the date that it was uploaded and made accessible to Buyer) in the Data Room onto one or more discs or computer drives for permanent storage and (b) provide a copy of such discs or computer drives to Buyer for its records.

5.18. R&W Insurance Policy. In connection with the transactions contemplated hereby, Buyer has obtained a R&W Insurance Policy effective as of the Closing Date. During the term of the R&W Insurance Policy, Buyer (i) shall use commercially reasonable efforts to maintain the R&W Insurance Policy in full force and effect and (ii) shall not (and shall cause its Affiliates, to not) (A) amend, modify, terminate, or waive any waiver of subrogation set forth in the R&W Insurance Policy without the prior written consent of Seller (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy other than as allowed by the terms of the R&W Insurance Policy. If the R&W Insurance Policy is terminated by the insurance company for any reason other than Buyer’s Fraud, Buyer shall use commercially reasonable efforts to obtain or cause to be obtained, and Seller shall use commercially reasonable efforts to cooperate in good faith with Buyer to obtain a replacement R&W Insurance Policy to provide coverage for Buyer with respect to Losses. If and to the extent any additional legal, regulatory, financial or other due diligence matters are reasonably requested by Buyer in writing in connection with securing the R&W Insurance Policy or any such replacement coverage, Seller shall promptly use its commercially reasonable efforts to provide such materials. Seller shall be responsible for 50% of the cost of the R&W Insurance Policy Premium, with Seller’s portion of the R&W Insurance Policy Premium to be treated as Seller Transaction Expenses for all purposes of this Agreement (the “Seller R&W Fee”). The parties hereto acknowledge and agree that the failure by Buyer to obtain the R&W Insurance Policy by the Closing and/or to maintain the R&W Insurance Policy in accordance with this Section 5.18 shall not in any manner increase the liability of the Indemnifying Parties otherwise applicable under the provisions in Article VI hereof and, in the event of such failure to obtain the R&W Insurance Policy, the Seller R&W Fee shall not be considered a Seller Transaction Expense for purposes of this Agreement.

5.19. Parent Guarantee. Subject to the terms of this Agreement, Parent hereby guarantees to Seller and Seller Interestholders the obligations of Buyer to pay the Purchase Price in accordance with this Agreement, and Parent hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Buyer shall also be deemed to be a breach or failure to perform by Parent, and Seller and Seller Interestholders shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have arising out of any such breach or nonperformance directly against either or both of the Parent, on the one hand, and Buyer, on the other hand, in the first instance.

5.20. Registration of Shares. Buyer shall use commercially reasonable efforts to file or cause to be filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission providing for the resale by the Seller of each of (a) the First Payment Shares, in which case the Form S-3 shall be filed by the later of August 7, 2021 or thirty (30) days after the issuance of First Payment Shares, if any, and (b) the Second Payment Shares, in which case the Form S-3 shall be filed by the later of August 7, 2021 or thirty (30) days after the issuance of Second Payment Shares, if any. Buyer shall use commercially reasonable efforts to cause each such registration statement to become effective as promptly as possible but in any event within 30 calendar days (or, in the event of a full review, up to 90 calendar days to the extent necessary) following its respective initial filing date and to keep such registration statement effective at all times until all shares registered thereunder have been sold or may be sold without restriction or volume limitation under Rule 144. Any holder of Buyer Stock may, by written request to Buyer to remove any or all of the legends described in Section 2.10 from any certificates evidencing such Buyer Stock (and to remove the comparable notation in respect of any Buyer Stock in book-entry form), remove such legend(s) or notation(s), if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Buyer issued the shares of Buyer Stock, and, in the case of (ii), upon the request and in the discretion of Buyer’s transfer agent, the holder of such Buyer Stock (x) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (y) secures the delivery to Buyer’s transfer agent of an opinion by counsel, in form and substance satisfactory to Buyer, that such legend is not required in order to establish compliance with any provisions of the Securities Act.

5.21. Member Approval. Prior to the Closing Date, Seller shall submit to the members of Seller for 280G approval (in a manner reasonably satisfactory to Buyer), by such number of the members of Seller as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Seller and shall be subject to review and approval by Buyer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, and Seller shall deliver to Buyer notification and documentation reasonably satisfactory to Buyer that: (a) a vote of Seller’s members was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite member approval was obtained with respect to any payments and/or benefits that were subject to the member approval (the “280G Approval”); or (ii) that the 280G Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the parachute payment waivers that were executed by the affected individuals prior to the solicitation of the approval of Seller’s members pursuant to this Section 5.21.

5.22. Transition Services Agreement. Following the Closing Date, Seller shall (a) extend under the terms and conditions of the Transition Services Agreement certain services set forth therein to facilitate the transition of the business of Seller to Buyer, and (b) pay and honor all employment-related Liabilities with respect to the Transition Services Agreement and this Agreement. Following the Closing Date, Buyer shall reimburse Seller for costs incurred by Seller in providing the services contemplated in the Transition Services Agreement pursuant to the terms and conditions of the Transition Services Agreement. Following the Closing, any additional changes to the scope of services or costs related thereto shall be made in accordance with the then-current terms of the Transition Services Agreement as executed by the parties thereto.

ARTICLE VI

Indemnification; Survival

6.1. Expiration of Representations and Warranties. All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 11:59 P.M. (Pacific time) on the date that is twelve (12) months following the Closing Date, and the right of any party to seek indemnification under this Article VI with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided, that the representations and warranties of Seller and the Seller Interestholders set forth in Section 3.11(a)-(s) (Intellectual Property) shall not cease to be of any force or effect until the date that is twenty-four (24) months following the Closing Date, and the right of any party to seek indemnification under this Article VI with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof) (the “IP Representations”); and provided further that Section 3.1 (Organization and Power), Section 3.2 (Capitalization), Section 3.3 (Authorization and Enforceability), Section 3.4(a) (No Violation), Section 3.17 (Tax Matters), and Section 3.22 (No Brokers) shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein (except to the extent a claim for indemnification has been made prior to such time for any breach thereof) (such representations and warranties of Seller and the Seller Interestholders are collectively referred to as the “Fundamental Representations”). The covenants and agreements set forth in this Agreement shall survive until such time as they are fully performed in accordance with the terms thereof.

6.2. Indemnification.

(a) By Seller and Seller Interestholders. Subject to the provisions of Section 6.1, from and after the Closing, Seller and Seller Interestholders (collectively, the “Seller Indemnifying Parties,” and either the Seller Indemnifying Parties or Buyer, as the case may be, the “Indemnifying Parties”) agree to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, managers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against all claims, losses, Liabilities, damages, deficiencies, Litigation, judgments, awards, fines, interest and penalties, costs and expenses, including Taxes, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Buyer Indemnitees arising out of or relating to: (i) any inaccuracy or breach of any representation or warranty made by any Seller Indemnifying Party in this Agreement, the Bill of Sale, Intellectual Property Assignments, or any certificate delivered pursuant hereto, (ii) any breach of any covenant or agreement of any Seller Indemnifying Party contained in this Agreement or any Ancillary Document, (iii) the Excluded Assets, (iv) the Retained Liabilities, (v) any dispute (including any Litigation) among any Seller Indemnifying Party or any of their respective Affiliates or any of their respective officers, managers, directors, employees, unitholders, members, partners, agents or representatives (including any unitholders, including Seller Interestholders (and/or holders of any other securities of) Seller) relating to this Agreement, any Ancillary Document or any of the Contemplated Transactions, (vi) any Seller Tax-Related Amounts (the “Tax Indemnity”), or (vii) an Agreed Indemnity Event (as defined in Schedule 6.2(a)(vii)). Notwithstanding anything in the foregoing, any indemnification by the Seller Interestholders as Seller Indemnifying Parties shall be several and not joint.

(b) Certain Limitations.

(i) Notwithstanding the foregoing,

(1) no claim may be made by the Buyer Indemnitees pursuant to Section 6.2(a)(i), unless and until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a)(i) exceeds $100,000 (the “Basket Amount”), and thereafter, the Seller Indemnifying Parties shall be required to pay or be liable for all Losses in excess of the Basket Amount, until the aggregate amount of such Losses is $200,000 (the “Deductible Amount”).

(2) From and after the time that the aggregate amount of all Losses in respect of indemnification under Section 6.2(a)(i) exceeds the Deductible Amount, Buyer, on the one hand, and the Seller Indemnifying Parties, on the other hand, shall bear an equal portion of the Losses until the aggregate total amount for all Losses is equal to the Retention Amount; provided that the Seller Indemnifying Parties shall be solely responsible for all Losses arising from or related to Fraud committed by a Seller Indemnifying Party.

(ii) The indemnification obligation of the Seller Indemnifying Parties pursuant to Section 6.2(a)(i), other than a claim for indemnification arising from any breach or inaccuracy of any IP Representations, any Fundamental Representation, or Fraud, shall be limited to sums held in the Indemnity Escrow Account.

(iii) Other than for Fraud, the aggregate amount of Losses recoverable from the Seller Indemnifying Parties for IP Claims shall be limited to $20,000,000 (the “IP Cap”).

(iv) Other than for Fraud, the aggregate amount of Losses recoverable from the Seller Indemnifying Parties for an Agreed Indemnity Event shall be limited to $2,000,000 (the “Agreed Indemnity Event Cap”).

(v) Notwithstanding anything in the foregoing, the aggregate amount of Losses recoverable from the Seller Indemnifying Parties for any claim for indemnification pursuant to this Agreement, including Fundamental Claims and Fraud, shall be limited to the Purchase Price (the “Purchase Price Cap”).

(c) By Buyer. Subject to the provisions of Section 6.1, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller, the Seller Interestholders, their Affiliates, and their respective officers, managers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, the Bill of Sale or any certificate delivered pursuant hereto, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document, (iii) the Assets post-Closing and (iv) the Assumed Liabilities.

(d) Escrowed Cash. Any indemnity obligation of the Seller Indemnifying Parties pursuant to this ARTICLE VI shall be satisfied first through the release of all or a portion of the Indemnity Escrow Amount to the applicable Indemnitee pursuant to the terms of the Escrow Agreement. Recovery of the Indemnity Escrow Amount from the Indemnity Escrow Account shall be the Indemnitees’ sole and exclusive remedy against the Seller Indemnifying Parties in respect of the Seller Indemnifying Parties’ indemnification obligations under this ARTICLE VI (other than with respect to (i) breach of or inaccuracy of any of the Fundamental Representations, (ii) the breach of inaccuracy of any covenant or agreement of any Seller Indemnifying Party contained in this Agreement or any Ancillary Document, and (iii) Fraud, ((i)-(iii) collectively, “Fundamental Claims”), and (iv) breach of or inaccuracy of any of the IP Representations (“IP Claims”)).

(e) Order of Recovery. Subject to the limitations set forth in this ARTICLE VI, Losses shall be recoverable:

(i) With respect to any claim for indemnification by the Buyer Indemnitees under this ARTICLE VI (other than Fundamental Claims and IP Claims): (A) first, for all amounts above the Basket Amount, from the Indemnity Escrow Account, until the depletion, or reservation for outstanding claims, of all amounts then held therein, and (B) thereafter, against the R&W Insurance Policy in accordance with the procedures, and subject to the terms set forth, therein.

(ii) With respect to any claim for indemnification by the Buyer Indemnitees under this ARTICLE VI with respect to IP Claims: (A) first, for all amounts above the Basket Amount, from the Indemnity Escrow Account, until the depletion, or reservation for outstanding claims, of all amounts then held therein, (B) next, if and to the extent covered by the terms of the R&W Insurance Policy, from the R&W Insurance Policy in accordance with the procedures, and subject to the terms set forth, therein, and (C) finally, if the amounts recovered in accordance with clauses (A) and (B) of this Section 6.2(e)(ii) are insufficient to cover Losses, from the Seller in accordance with this ARTICLE VI up to the IP Cap.

(iii) With respect to any claim for indemnification by the Indemnitees under this ARTICLE VI with respect to Fundamental Claims other than an Agreed Indemnity Event: (A) first, from the Indemnity Escrow Account, until the depletion, or reservation for outstanding claims, of all amounts then held therein, (B) next, if and to the extent covered by the terms of the R&W Insurance Policy, from the R&W Insurance Policy in accordance with the procedures, and subject to the terms set forth, therein, and (C) finally, if the amounts recovered in accordance with clauses (A) and (B) of this Section 6.2(e)(iii) are insufficient to cover Losses, from the Seller Indemnifying Parties in accordance with this ARTICLE VI up to the Purchase Price Cap.

(iv) With respect to any claim for indemnification by the Indemnitees under this ARTICLE VI with respect to an Agreed Indemnity Event: (A) first, from the Indemnity Escrow Account, until the depletion, or reservation for outstanding claims, of all amounts then held therein, and (B) thereafter, if the amounts recovered in accordance with clause (A) of this Section 6.2(e)(iv) are insufficient to cover Losses, from the Seller Indemnifying Parties as a setoff from the First Payment Consideration Amount.

(f) With respect to any indemnification claim made hereunder for purposes of determining whether a breach of or default in connection with any representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and for determining the amount of any Losses with respect to such breach, default or failure, all qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import, shall be disregarded; provided that the foregoing will not apply to the use of (A) the term “Material Adverse Effect” in Section 3.7 hereof or (B) the capitalized word “Material” used as part of any defined term.

(g) No Indemnifying Party shall be liable to the Indemnitees for Losses and indemnification obligations pursuant to this ARTICLE VI to the extent that any Indemnitees shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

(h) Each Indemnitee agrees, to the extent required by applicable Law, to use commercially reasonable efforts to mitigate Loss, including to timely make and diligently pursue any claims for insurance (including the R&W Insurance Policy), Tax benefits and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder. Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under this ARTICLE VI, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received from Indemnitees (or any of their respective Affiliates) from any third party insurer for such Losses (including proceeds received under the R&W Insurance Policy) and an Indemnitee will promptly reimburse any Indemnifying Party to the extent such Indemnitee has received payment in respect of a Loss from any third-party insurer for such Losses (including proceeds received under the R&W Insurance Policy) for which the Indemnifying Party has made payment in accordance with the terms of this ARTICLE VI, except to the extent such reimbursement is subject to offset pursuant to Section 6.2(k) or in the event of Fraud by such Indemnitee.

(i) Notwithstanding anything to the contrary contained herein, the amounts that an Indemnitee recovers from the Indemnity Escrow Account pursuant to Fundamental Claims and/or IP Claims shall not reduce the amount that an Indemnitee may recover from the R&W Insurance Policy with respect to claims that are not Fundamental Claims and/or IP Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Losses resulting from a Fundamental Claim or an IP Claim are first satisfied from the Indemnity Escrow Account and such recovery fully depletes the Indemnity Escrow Account, the maximum amount recoverable by an Indemnitee from the R&W Insurance Policy pursuant to a subsequent claim that is not a Fundamental Claim or an IP Claim shall continue to be the full dollar value of the Indemnity Escrow Account irrespective of the fact that the Indemnity Escrow Account was used to satisfy such Fundamental Claim or IP Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.

(j) Procedure.

(i) Direct Claims. If an Indemnitee shall have a claim for indemnification hereunder for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the Indemnifying Party of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 6.2 with respect to such matter, except to the extent the Indemnifying Party is actually prejudiced by such failure to give such notice.

(ii) Third-Party Actions (Other than Tax Contests).

(A) If an Indemnitee receives notice of the assertion or commencement of any Litigation made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) that it reasonably believes will give rise to an indemnification claim against an Indemnifying Party, then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice thereof describing, to the extent practicable, such Third Party Claim in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 6.2 with respect to such Third Party Claim, except to the extent the Indemnifying Party is actually prejudiced by such failure to give such notice. The Indemnifying Party shall have the right, at its option within thirty (30) days of such notice, to assume the defense of any such Third Party Claim with its own counsel (provided, that such counsel is reasonably satisfactory to the Indemnitee), at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim if (1) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, or allegation or investigation, (2) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee, (3) the Third Party Claim is asserted directly or indirectly by or on behalf of a Person that is a customer or client of Buyer or any of its Affiliates if in the reasonable judgment of the Indemnitee (which may be asserted at any time) the Indemnifying Party’s defense thereof could reasonably be expected to have a material and adverse effect on the Indemnitee’s existing or prospective relationship with such customer or client, (4) the Third Party Claim asserted involves any dispute relating to Intellectual Property, or (5) the Third Party Claim would reasonably be expected to result in Losses that are not primarily recoverable from the Indemnity Escrow Amount in the Indemnity Escrow Account under the Escrow Agreement. During such thirty (30) day period, the Indemnitee may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim.

(B) If, in accordance with the foregoing, the Indemnifying Party is entitled to elect and does elect, to assume the defense of and indemnification for any such matter, then:

(1) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter, unless (x) the Indemnifying Party fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnifying Party, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests;

(2) the Indemnitee shall, at the expense of the Indemnifying Party, make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the counsel to the Indemnifying Party considers reasonably necessary or desirable for the defense of such matter, and cooperate in all reasonable respects with, and make its employees and advisors reasonably available upon prior written request or otherwise render reasonable assistance to, the Indemnifying Party and its agents;

(3) the Indemnifying Party shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment in connection with such Third Party Claim (it being acknowledged that the Indemnitee’s consent shall not be deemed unreasonably withheld or delayed if such settlement, compromise or judgment (w) does not, to the extent that the Indemnitee may have any liability with respect to such Third Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Third Party Claim, (x) includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee, (y) in any manner involves any injunctive relief against the Indemnitee or may materially and adversely affect the Indemnitee, or (z) the Third Party Claim would reasonably be expected to result in Losses that are not entirely recoverable from the Indemnity Escrow Amount in the Indemnity Escrow Account under the Escrow Agreement); and

(4) the Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense. Subject to Section 6.2(j)(ii)(B)(1), the fees and disbursements of such counsel shall be at the expense of the Indemnitee.

(C) If the Indemnifying Party elects not to, or is not entitled to, assume the defense of such matter, or fails to defend diligently such matter within ten (10) days after receiving notice of such failure from the Indemnitee, then the Indemnitee shall be permitted to defend or compromise such matter with the assistance of counsel selected by it; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(D) The procedures in this Section 6.2(j)(ii) shall not apply to matters subject to Section 6.2(j)(iii) (Tax Contests) or to direct claims of the Indemnitees.

(iii) Tax Contests.

(A) If, following the Closing Date, Buyer receives from any Taxing Authority written notice of any Tax Contest with respect to which Seller may have any liability for Taxes of the Seller or any Seller Tax-Related Amounts, Buyer shall promptly provide a copy of such notice to Seller; provided, that Buyer’s failure to promptly provide a copy of such notice to Seller shall not relieve Seller from its obligations under Section 6.2 except to the extent that Seller is actually prejudiced by reason of such failure to give such notice.

(B) Seller shall have the right, at Seller’s expense, to control, manage and be responsible for, and to contest, any Tax Contest in connection with such notice, to the extent that such notice relates to Taxes of the Seller, other than Taxes with respect to a Straddle Period (which shall be controlled jointly by Seller and Buyer). Seller shall not settle such Tax Contest without the consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Seller shall keep Buyer reasonably informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests. Buyer shall have the right to participate in any such Tax Contests at Buyer’s expense.

(C) Buyer and Seller shall jointly control, manage and be responsible for any Tax Contest for Seller Tax-Related Amounts. No party shall settle such Tax Contest without the consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.

(k) Right to Offset. Buyer shall have the right to offset the amounts of any Losses incurred by any Buyer Indemnitee that are reasonably certain to be indemnifiable by any Seller Indemnifying Party under this ARTICLE VI against (i) any payment to be made to Seller under Section 2.9 or (ii) any Post-Closing Payment; provided, however, Seller may, in its sole discretion, require Buyer to place cash equal to such offset amounts into an interest bearing escrow account established by a neutral third-party escrow agent reasonably acceptable to both Buyer and Seller.

(l) Reliance. Each Indemnitee shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any Ancillary Document and shall not, other than in respect of a claim based on Fraud, be required to show reliance on any such representation, warranty, covenant or other agreement in order for any Indemnitee to be entitled to indemnification or other right or remedy hereunder.

6.3. Exclusive Remedies. Except for Fraud and Buyer’s rights to seek injunctive relief or specific performance pursuant to Section 9.14, following the Closing, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedies of any Indemnitee for any Losses that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement. Nothing in this Section 6.3 shall impact the rights of the parties under Sections 2.7 or 2.9.

6.4. Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as adjustments to the Purchase Price for tax purposes, unless otherwise required by law.

ARTICLE VII

Conduct Prior to the Closing

7.1. Conduct of the Business; Notices. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Seller shall:

(a) conduct the Business solely in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer) and in compliance with applicable legal requirements;

(b) (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Seller’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) assure that each of its Contracts entered into after the date of this Agreement (but excluding (i) any renewal of any Contract (other than a Material Contract) that occurs in the ordinary course of business consistent with the Seller’s past practices and provided that the respective Contract is not materially amended as part of such renewal, (ii) any changes made automatically by the other party to any Contract to which Seller is a party, without the need for Seller’s affirmative approval or execution of such changes (e.g., online or click-through agreements), and (iii) any new statement of work, order form, purchase order, invoice, or similar instrument entered into or otherwise accepted by Seller under a Contract that was in effect prior to the date of this Agreement, provided that such instrument does not materially amend the underlying Contract) will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of the Contemplated Transactions, and shall give reasonable advance notice to Seller prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(d) maintain each of its leased premises in material accordance with the terms of the applicable lease;

(e) promptly notify Buyer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Contemplated Transactions; and

(f) promptly notify Buyer of any notice or other communication from any Governmental Entity (i) relating to this Agreement or the Contemplated Transactions, (ii) indicating that a Consent has been or is about to be revoked or (iii) indicating that Seller is required in any jurisdiction in which such Consent has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Buyer (following the Closing) or Seller.

7.2. Restrictions on Conduct of the Business. Without limiting the generality or effect of Section 7.1, except as expressly set forth on Schedule 7.2, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, Seller shall not, and the Seller Interestholders shall not permit Seller to, without the prior written consent of Buyer:

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.7 would be likely to occur;

(b) make any modification to any material Contract or Governmental Authorization outside of the ordinary course of business or that is materially detrimental to the Business;

(c) enter into any compromise or settlement of any Litigation relating to the Assets, the business of Seller or the Assumed Liabilities in excess of $10,000;

(d) (i) hire, or offer to hire, any additional employees, or any consultants or independent contractors of Seller or for the Business who earns or is expected to earn annual base compensation in excess of $100,000, (ii) terminate the employment (other than a termination for cause), change the title, office or position, or materially reduce the responsibilities of any employee of Seller or the Business who earns annual base compensation in excess of $100,000, (iii) amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor of Seller or the Business other than in the ordinary course of business,, (iv) issue any equity interests or add any new members of Seller;

(e) outside of the ordinary course of business, initiate, launch or begin any release, sale, marketing, distribution, promotion or any similar activity with respect to any new product or any new feature, upgrade or version of an existing product; provided that the foregoing will not prohibit Seller from releasing any patches or upgrades to fix a bug, defect or error that adversely affects the use of Seller’s products; or

(f) take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (g) of this Section 7.2, or any action that would reasonably be expected to make any of Seller’s or Seller Interestholders’ representations or warranties contained herein untrue or incorrect or prevent Seller from performing or cause Seller not to perform one or more covenants, agreements or obligations required hereunder to be performed by Seller.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Seller and Buyer;

(b) by Buyer, at any time:

(i) after August 31, 2021 (the “Outside Date”), if, by that date, any of the conditions set forth in Section 2.14(a) hereof shall not have been fulfilled or if the satisfaction of any such condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing on or before such date; or

(ii) if Buyer is not then in material breach of its obligations under this Agreement such as would give rise to a failure of the conditions set forth in Section 2.14 and if there has been a material breach of any representation or warranty made by Seller herein or in any certificate or other document delivered pursuant hereto, or if there has been any material failure by Seller or any Seller Interestholder to perform all obligations or to comply with all covenants on its part to be performed hereunder and Buyer has not waived such breach or failure in writing and such breach or failure cannot be cured by Seller or Seller Interestholder by the Outside Date.

(c) by Seller, at any time:

(i) after the Outside Date if, by that date, any of the conditions set forth in Section 2.14(b) hereof shall not have been fulfilled or if the satisfaction of any such condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition in writing on or before such date; or

(ii) if Seller is not then in material breach of its obligations under this Agreement such as would give rise to a failure of the conditions set forth in Section 2.14 and if there has been a material breach of any representation or warranty made by Buyer herein or in any certificate or other document delivered pursuant hereto, or if there has been any material failure by Buyer or Parent to perform all obligations or to comply with all covenants on its part to be performed hereunder and Seller has not waived such breach or failure in writing and such breach or failure cannot be cured by Buyer or Parent by the Outside Date.

8.2. Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 7.1, written notice thereof shall promptly be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except that no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.

ARTICLE IX

Miscellaneous

9.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation of transmission, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to Seller or any Seller Interestholder: [***]

[***]

Email:             [***]

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, California

Attn: Richard Bull

Email: richard.bull@dlapiper.com

If to Buyer:             BigCommerce Holdings, Inc.

11305 Four Points Drive, Building II, 3rd Floor

Austin, Texas 78726

Attn: Legal Department

Email: [***]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746

Attn: J. Robert Suffoletta

Email: rsuffoletta@wsgr.com

9.2. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

9.3. Entire Agreement. This Agreement, together with the Exhibits hereto, the Seller Disclosure Schedule and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

9.4. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall otherwise be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

9.5. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer, Seller, and the holders of a majority of the membership interests of Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

9.6. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

9.7. Bulk Transfer Laws. Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets and Seller shall indemnify the Indemnitees from and against any Losses with respect to the failure to comply therewith.

9.8. Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Indemnitees and the Indemnifying Parties who are not otherwise a party to this Agreement shall be third party beneficiaries of the provisions of Article VI and Section 9.7 with the right to enforce such provisions directly.

9.9. Assignability. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, Buyer may assign any of its rights or obligations under this Agreement, in whole or in part, to one or more Affiliates of Buyer upon written notice to Seller.

9.10. Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

9.11. No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

9.12. Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

9.13. Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

9.14. Enforcement of Agreement. Each party hereby agrees that the other party would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by such party and the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, the parties agree that, in addition to any other remedies to which such party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement, without posting any bond or other undertaking. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

9.15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.Docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered, sufficient to bind the parties to the terms and conditions of this Agreement, and otherwise valid and effective for all purposes.

9.16. Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

9.17. Seller Interestholder Guaranty. Each Seller Interestholder agrees to take all action necessary to cause Seller to perform all of its agreements, covenants and obligations under this Agreement and the Ancillary Documents. Each Seller Interestholder unconditionally guarantees to Buyer the full and complete performance by Seller of its obligations under this Agreement and the Ancillary Documents and each shall be, on a several and not a joint basis, liable for any breach of any representation, warranty, covenant or obligation of Seller under this Agreement and the Ancillary Documents.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

BIGCOMMERCE OMNI, LLC

By:	/s/ Jeff Mengoli
Name: Jeff Mengoli
Title: President

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

BIGCOMMERCE HOLDINGS, INC.

By:	/s/ Russel Klein
Name: Russel Klein
Title: Chief Commercial Officer

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

FEEDONOMICS LLC

By:	/s/ Shawn Lipman
Name: Shawn Lipman
Title: Manager

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

SJL TRUST DATED APRIL 6, 2004

By:	/s/ Shawn Lipman
Name: Shawn Lipman
Title: Co-Trustee

By:	/s/ Karen Lipman
Name: Karen Lipman
Title: Co-Trustee

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

GARY PUTERMAN AND LOREN PUTERMAN LIVING TRUST, DATED JANUARY 17, 2002

By:	/s/ Gary Puterman
Name: Gary Puterman
Title: Co-Trustee

By:	/s/ Loren Puterman
Name: Loren Puterman
Title: Co-Trustee

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

BRIAN ROIZEN

/s/ Brian Roizen

RACHEL ROIZEN, SPOUSE

/s/ Rachel Roizen

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

ROBERT ROIZEN

/s/ Robert Roizen

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

MDA TRUST DATED APRIL 6, 2004

By:	/s/ Jeremy Levy
Name: Jeremy Levy
Title: Co-Trustee

By:	/s/ Julie Levy
Name: Julie Levy
Title: Co-Trustee

(Signature Page to Asset Purchase Agreement)

Exhibit E-1

First Acceleration Event

1.	Certain Definitions.

For purposes of this Exhibit E-1, the following terms shall have the following meanings:

“Targeted Merchants” means such merchants as are mutually agreed following the Closing between Buyer and Seller.

“First Acceleration Event” means the occurrence, prior to the First Anniversary Date, of all of the following, as determined in the reasonable judgement of Buyer:

(a) Buyer shall have earned aggregate revenue from the Assets following the Closing of at least [***] (the “First Year Revenue Threshold”), with a gross margin of at least [***]% (inclusive of onboarding costs), in each case, determined in accordance with GAAP;

(b) Buyer shall have determined, in its reasonable judgement, that all Targeted Merchants have full production availability of the following components: [***]

(c) Buyer shall have developed support for the following marketing channel apps based upon Google taxonomy, including but not limited to, [***], with such marketing channel apps determined as of the date of full production availability of the components set forth under Section 2(b) of this Exhibit E-1.

2.	Notwithstanding the foregoing,

(a) [***]; and

(b) any of the component development achievements set forth in 2.(b)(i) through (v) of this Exhibit E-1 may be amended, supplemented or modified by an instrument in writing signed by Buyer and Seller.

Exhibit E-2

Second Acceleration Event

1.	Certain Definitions.

For purposes of this Exhibit E-2, the following terms shall have the following meanings:

“Specified Channels” means [***].

“Targeted Merchants” means such merchants as are mutually agreed following the Closing between Buyer and Seller.

“Second Acceleration Event” means the occurrence, after the First Anniversary Date and prior to the Second Anniversary Date, of all of the following, as determined in the reasonable judgement of Buyer:

(a) Buyer shall have earned aggregate revenue from the Assets following the First Anniversary Date of at least [***] (the “Second Year Revenue Threshold”), with a gross margin of at least [***]% (inclusive of onboarding costs), in each case, determined in accordance with GAAP; and

(b) Buyer shall have determined, in its reasonable judgement, that all Targeted Merchants have full production availability of the following components in all of the Specified Channels: [***].

(c) Buyer shall have developed support for the following marketing channel apps based upon Google taxonomy, including but not limited to, [***], with such marketing channel apps determined as of the date of full production availability of the components set forth under Section 2(b) of this Exhibit E-2.

2.	Notwithstanding the foregoing,

(a) [***]; and

(b) any of the component development achievements set forth in 2.(b)(i) and (ii) of this Exhibit E-2 may be amended, supplemented or modified by an instrument in writing signed by Buyer and Seller.

2

Exhibit I

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of July 23, 2021 (the “Effective Date”), is entered into by and between BigCommerce Omni, LLC (“BigCommerce”) and Feedonomics LLC (“Feedonomics”).

RECITALS

WHEREAS, pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 23, 2021, by and between BigCommerce, Feedonomics, and others parties named therein, among other things, BigCommerce has agreed to acquire, and Feedonomics has agreed to sell, the Assets;

WHEREAS, BigCommerce desires to receive, and Feedonomics agrees to provide to BigCommerce, the Services (as defined below), all upon the terms and conditions set forth in this Agreement; and

WHEREAS, all terms used and not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

Services.

Type of Services. Except as otherwise provided herein, for the term determined pursuant to Section 2 hereof or for the specific time period associated with a specific Service on Annex A, Feedonomics shall provide or cause to be provided to BigCommerce certain agreed upon services in support of BigCommerce’s business, consisting of those services set forth with specificity in Annex A attached hereto (the “Services”) as well as services that are ancillary or incidental thereto, and any additional services to be provided by Feedonomics as agreed in writing between BigCommerce and Feedonomics (which additional services will also be Services for purposes of this Agreement unless the context requires otherwise).

Services Generally.

Services Performed. The Personnel Services (as defined in Annex A) shall be performed by the Transition Personnel (as defined below). The Platform Services (as defined in Annex A) shall be performed by Feedonomics.

Current Operations. Nothing in this Agreement shall require BigCommerce to do anything inconsistent with its current operations or to delay planned or reasonable changes to such operations.

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Platform Services

Generally. Feedonomics will provide the Platform Services (as defined in Annex A) to BigCommerce for all merchant customers that are using the [***]. Feedonomics will provide all reasonable assistance to BigCommerce in furtherance of transferring merchant customers to [***] platform.

Grant of Rights. BigCommerce grants Feedonomics a limited, non-exclusive, revocable, non-transferable, non-sublicensable, and royalty-free license during the Term (defined below) to use, process, and store any materials provided by BigCommerce to Feedonomics in connection with the Platform Services (including merchant data and information) (“Platform Materials”) solely as necessary to enable Feedonomics to provide the Platform Services. Upon termination of this Agreement, Feedonomics will return, or at BigCommerce’s election destroy, all Platform Materials in its possession or control.

Term. Subject to the survival of certain provisions pursuant to Section 7.6 below, the term of this Agreement shall commence on the Effective Date and shall remain in effect until this Agreement terminated as provided in this Agreement (the “Term”).

Charges and Payment.

Charges for Services. Feedonomics will provide BigCommerce with documented costs and fees associated with Transition Personnel providing Services under this Agreement consistent with the costs and fees associated with such personnel prior to the Closing, as adjusted by mutual agreement by the parties for any Services terminated or added after the date hereof.

Reimbursable Expenses. BigCommerce will reimburse Feedonomics for the actual, documented out-of-pocket costs and expenses reasonably incurred in the performance of the Services and consistent with such costs and expenses prior to the Closing.

Payment Terms. Following the end of each calendar month during the Term (including any extension thereof), Feedonomics shall deliver an invoice to BigCommerce setting forth all amounts due under Section 3.1 and Section 3.2 with respect to Services actually performed during such month. BigCommerce shall pay Feedonomics for all undisputed invoiced amounts provided in accordance with this Section 3.3 within thirty (30) days after receipt of an invoice therefor; provided that each invoice submitted by Feedonomics hereunder meets the following requirements:

Each invoice will reference this Agreement, if any, and will include a brief description of the Services performed and reimbursable expenses; and

Feedonomics will make available each invoice or receipt for payments to subcontractors or other third-party service providers and for reimbursable expenses, upon BigCommerce’s reasonable request.

Incentives. BigCommerce may provide, in its sole and absolute discretion, incentive compensation awards to personnel providing Services under this Agreement, provided however, such costs shall not reduce or otherwise offset the charges for Services or reimbursable expenses owed by BigCommerce to Feedonomics under Section 3.1 and Section 3.2 hereof, respectively.

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Payment Disputes; Taxes.

If BigCommerce disputes an invoiced amount, BigCommerce must send written notice to Feedonomics prior to the due date of the applicable invoice or BigCommerce waives its right to dispute the invoice. Any such written dispute notice must specify in reasonable detail the nature of the dispute and the basis for the dispute. The parties will work together in good faith to resolve the dispute as soon as possible after Feedonomics’ receipt of BigCommerce’s dispute notice. BigCommerce will pay any amounts set forth in such invoice that are not in dispute.

The fees set forth on Annex A are exclusive of all sales taxes, value added taxes and other taxes. BigCommerce will be responsible for the payment of all sales and use taxes, value added taxes, transaction privilege taxes, excise taxes, and gross receipts taxes in the nature of sales taxes (collectively, “Transfer Taxes”) in connection with its receipt of services from, or payments to Feedonomics. The parties will cooperate in good faith to minimize taxes to the extent legally permissible. To the extent applicable, each party will provide to the other party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other party.

General Obligations; Standard of Care; Certain Limitations.

Performance Requirements. Feedonomics shall use commercially reasonable efforts to provide Services in accordance with Feedonomics’ policies, procedures and practices in effect as of the date hereof and in accordance with reasonable policies, procedures and practices requested by BigCommerce from time to time in writing that are mutually agreed to by the parties in writing. Without limiting the foregoing, Feedonomics shall exercise the same care and skill as it exercises in performing similar services for itself and, as set forth below, in accordance with applicable Laws.

Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include, if and where applicable, (a) BigCommerce providing to Feedonomics information, environments and tools as are necessary or reasonably requested by Feedonomics, and (b) each party obtaining all applicable consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder.

Certain Limitations.

Impracticability. Feedonomics shall not be required to provide or cause to be provided any Service to the extent the performance of such Service is made impossible or impracticable due to any act or omission of BigCommerce. In addition, notwithstanding anything to the contrary set forth in this Agreement, Feedonomics shall not be obligated to provide or cause to be provided any Services to the extent that providing such Services breaches or would reasonably be expected to result in a violation of any law or a breach (as determined by Feedonomics in good faith) of Feedonomics’ contractual commitments that are in existence as of the Effective Date. In the event of any such condition of impossibility or impracticability described in the preceding sentence, Feedonomics (1) shall promptly provide written notice to BigCommerce of such impossibility or impracticability, and (2) will work with BigCommerce in good faith to find an alternative solution to the Service at issue, to the extent reasonably practicable, and if requested by BigCommerce.

No Sale, Transfer, Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may sell, transfer or assign, by operation of law, merger or otherwise, in whole or in part, its rights or obligations hereunder. Any purported assignment or transfer in violation of this Section 4.3(b) will be null and void and of no effect.

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Confidentiality; Title to Intellectual Property; System Access and Security.

Confidentiality.

Each party hereto shall hold all confidential or proprietary information relating to the other party confidential, including, but not limited to, confidential or proprietary information relating to the respective businesses and all other confidential information received in the course of performance or receipt of any Service under this Agreement, and, except as otherwise indicated below, neither party will disclose any of such information to any other party unless legally compelled or required to disclose such information in which event the party legally compelled or required to disclose shall provide the other party with prior written notice of such legal compulsion to disclose and shall use its reasonable commercial efforts to afford the other party a reasonable period of time to contest the disclosure including obtaining a protective order or other appropriate remedy. All Platform Materials constitute the confidential information of BigCommerce. Confidential or proprietary information does not include, and there will be no obligation with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) becomes publicly available after disclosure through no act of the receiving party, or (iv) is independently developed by the receiving party without use of or reference to the confidential information of the disclosing party.

It is understood that each party’s personnel may have access to private or confidential information of the other party, including other operations, which is not specifically covered by the foregoing. Each party agrees that all such information will be subject to the provisions of this Section 5.1 and other relevant provisions of the above-referenced agreements between the parties.

Title to Intellectual Property.

Feedonomics hereby irrevocably assigns to BigCommerce any and all inventions, discoveries, works of authorship, software, and other technology developed in the course of providing the Services and all intellectual property rights therein (“Work Product”). To the extent that any of the rights, title and interest (including any intellectual property rights) in the Work Product cannot be assigned to BigCommerce, Feedonomics hereby grants to BigCommerce an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest (including intellectual property rights), including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Work Product. To the extent any of the rights, title and interest (including intellectual property rights) in and to such Work Product can neither be assigned nor licensed by Feedonomics to BigCommerce, Feedonomics hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against BigCommerce, any of BigCommerce’s successors in interest, or any of BigCommerce’s customers, and will obtain the same waiver from any of its employees involved in the creation of such Work Product.

Feedonomics hereby irrevocably assigns to BigCommerce all Transition Service IP Agreements where are in effect as of the date of termination of this Agreement. The parties acknowledge and agree that the foregoing assignment is a present grant of rights sufficient to effect the assignment of all Transition Service IP Agreements at the date of termination without the needs for the parties to take any further action.

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Nothing in this Agreement assigns, or should be construed to assign, to Feedonomics or any third-party any right, title, or interest (including intellectual property rights) in or to any technology owned by BigCommerce. BigCommerce does not grant any license or other right to use its technology or intellectual property rights except as expressly set forth in this Agreement in connection with Feedonomics’ provision of the Services.

Upon the termination of any of the Services, each party shall return to the other party, as soon as practicable, any equipment or other property owned or leased by the other party relating to the Services which is or was in such party’s possession or control.

System Access and Security.

If either Party is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Accessing Party”) shall (and shall cause any and all of its personnel who is given such access to) comply with all of the other Party’s reasonable system security policies, login limitations, procedures and requirements that will be provided to Accessing Party (collectively, “Security Regulations”), and shall not (and shall cause any and all of its personnel who is given such access not to) tamper with, compromise or circumvent any security, monitoring or audit measures employed by the other Party. The Accessing Party shall (and shall cause any and all of its personnel who is given such access to) access and use only those Systems of the other Party for which it has been granted the right to access and use. The Accessing Party shall implement and deploy commercially reasonable security measures in relation to its access of the other Party’s Systems and shall perform risk assessments for any changes that may affect such other Party’s Systems. The Accessing Party shall not permit any critical, high or medium risk vulnerabilities into any System. In addition, such other Party shall have the right to deny the Accessing Party access to its Systems upon notice to the Accessing Party in the event that the other Party reasonably believes that such Accessing Party has violated this Section 5.3 or otherwise poses a security concern.

Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alternation or loss of information contained therein by its personnel, including notifying its personnel of the restrictions set forth in this Agreement and the Security Regulations.

If, at any time, the Accessing Party determines that any of its personnel has sought to circumvent or has circumvented the Security Regulations, that any unauthorized Accessing Party personnel has or has had access to the Systems, or that any of its personnel has engaged in activities in breach of the Security Regulations that may lead to the unauthorized access, use, destruction, alternation or loss of data, information or software of the other Party (any such specific personnel, “Breaching Personnel”), the Accessing Party shall promptly terminate any Breaching Personnel’s access to the Systems and immediately notify the other Party. In addition, such other Party shall have the right to deny the Breaching Personnel access to its Systems upon notice to the Accessing Party in the event that the other Party reasonably believes that such Breaching Personnel has engaged in any of the activities set forth above in this Section 5.3 or otherwise poses a security concern. The Accessing Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

In the event of unauthorized or unlawful processing of, accidental loss of, destruction of, unavailability of, or damage to any of the other Party’s data or Systems (a “Security Event”), the Accessing Party shall notify the other Party of the Security Event without undue delay (but in no event later than 2 hours after becoming aware of the Security Event).

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Subject to and without limiting Section 5.3, each Party shall grant the other Party access to such of its Systems as and to the extent reasonably required in connection with performing or receiving the Services (as applicable)

Termination.

Automatic Termination. This Agreement shall terminate on its own terms on September 6, 2021, unless extended by mutual agreement of the Parties.

Election to Terminate. BigCommerce may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to Feedonomics of the intent to terminate this Agreement.

Termination of Less Than All Services. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby.

Transition Personnel and Related Matters.

With respect to the Services to be provided hereunder (and as set forth in Annex A hereto), through the applicable Personnel Services Termination Date, Feedonomics will continue to employ all Specified Employees and retain all Specified Consultants whose Contract with Feedonomics is an Excluded Asset until such time as BigCommerce has retained, directly or indirectly (other than through this Agreement), any such Specified Employee or Specified Consultant (Specified Employees and such Specified Consultants together, the “Transition Personnel”); provided, however, that nothing herein shall (i) change the “at-will” nature of their employment or services, (ii) prohibit Feedonomics from terminating the employment or services of any Transition Personnel at any time for cause (subject to Buyer’s reasonable consent as to whether the termination was for cause), or (iii) require Feedonomics to take any extraordinary action with respect to any Transition Personnel who elect to terminate their employment or services or who terminate as a result of their death or disability or any other reason that is not a termination without cause that is initiated by Feedonomics. Neither BigCommerce or any Affiliate of BigCommerce will be considered employers, joint-employers, or co-employers of any Transition Personnel. Feedonomics will be responsible for compliance with all applicable Laws relating to such Transition Personnel and administrating the employment (or service relationship) of such Transition Personnel, including, without limitation: (a) the proper classification of Transition Personnel (b) complying with all applicable federal, state and local employment Laws, including but not limited to all applicable Laws relating to (i) wage and hour requirements, (ii) discrimination, harassment, retaliation, and all other applicable equal employment opportunity requirements and (iii) proper maintenance of employment records; (c) the proper provision of any other payments or benefits, statutory or otherwise, earned, incurred, or accrued by any Transition Personnel, and providing paid sick leave as required by applicable Law, and reimbursement to Transition Personnel of any expenses; (d) the payment or withholding from the compensation and/or benefits under the provisions of any applicable Law, including but not limited to, income and Medicare taxes, worker’s compensation, insurance premiums, state and federal unemployment taxes, and employer’s share of Medicare taxes on behalf of all the Transition Personnel, and any other payments or withholdings required by local, state and federal Law with respect to Transition Personnel. Feedonomics shall be responsible for all Liabilities that arise with respect to Transition Personnel during the term of this Agreement.

BigCommerce will reasonably cooperate with Feedonomics regarding the employment or retention of Transition Personnel. BigCommerce will be responsible for compliance with all applicable Laws relating to its personnel’s interaction with the Transition Personnel during the Transition Period (and for the avoidance of doubt, for the purposes of this sentence, Buyer’s personnel will not include the Key Employees

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or Key Managers). Feedonomics will not make any changes to the compensation, benefits, or terms and conditions of employment or services of Transition Personnel, or make any promises regarding any such future changes, except in each case as may be required by applicable law, without the direct written authorization of BigCommerce.

Feedonomics may not terminate without cause (subject to Buyer’s reasonable consent as to whether the termination was for cause), the employment or service relationship of any Transition Personnel without the prior written consent of an authorized representative of BigCommerce. BigCommerce may request that any Transition Personnel be terminated prior to the termination of this Agreement (including any Specified Employee or Specified Contractor), and Seller will comply with such request, terminating the employment or service relationship of such Transition Personnel upon the date requested by BigCommerce.

Indemnification by Feedonomics. Feedonomics agrees to indemnify and hold harmless BigCommerce, and its Affiliates and each of BigCommerce and its Affiliates’ respective directors, officers, shareholders, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) reckless or intentionally wrongful act of Feedonomics with respect to Transition Personnel; (b) any material breach by Feedonomics of any of its obligations under this Agreement, including, without limitation, any failure by Feedonomics to comply with applicable Laws regarding the Transition Personnel (including but not limited to any tax, worker classification, or wage and hour Laws); and (c) any other claim relating to Seller’s responsibilities as set forth herein with respect to Transition Personnel.

Indemnification by BigCommerce. BigCommerce agrees to indemnify, defend and hold harmless Feedonomics, and its Affiliates and each of Feedonomics and its Affiliates’ respective members, managers, officers, and employees (Feedonomics and all of the foregoing are collectively denoted the “Feedonomics Parties”) from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (a) reckless or intentionally wrongful act of BigCommerce with respect to obligations it may have hereunder with respect to Transition Personnel; (b) any material breach by BigCommerce of any of its obligations under this Agreement, including, without limitation, any failure by BigCommerce to comply with applicable Laws regarding the Transition Personnel (as set forth herein); and (c) any Platform Services Claim.

“Platform Services Claim” means any claim, allegation, lawsuit, complaint, or other legal action brought, alleged, or otherwise asserted by any third party against any of the Feedonomics Parties after the Closing and arising from or relating to [***] any activities performed by Feedonomics in the course of providing the Platform Services (as defined in Annex A).

Miscellaneous.

Relationship of Parties. Each party, its Affiliates and any other persons or entities providing Services hereunder shall be deemed independent contractors hereunder and shall have no authority to act for or represent the other party or bind or commit the other party to any agreement or obligation. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Modification and Amendment; Entire Agreement. This Agreement may not be modified or amended except in a writing signed by the parties hereto. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

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Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Governing Law. The validity, interpretation and effect of this Assignment shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Survival. The parties’ rights and obligations which by their sense and context are intended to survive any termination or expiration of this Agreement shall so survive, including but not limited to, Sections 3, 5, 6 and 7.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.Docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered, sufficient to bind the parties to the terms and conditions of this Agreement, and otherwise valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the date first written above.

FEEDONOMICS LLC

By:

Name:

Title:

BIGCOMMERCE OMNI, LLC

By:

Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

ANNEX A

Schedule of Services

PERSONNEL SERVICES

The Transition Personnel shall provide the services to BigCommerce that were provided by such Transition Personnel to Feedonomics immediately prior to the Closing (the “Personnel Services”). The Personnel Services shall terminate with respect to the Specified Employees on July 31, 2021, unless extended by mutual agreement of the Parties (the “Employee Services Termination Date”). The Personnel Services shall terminate with respect to any Specified Consultants providing services hereunder upon the earlier of (i) the termination of any notice period set forth in the applicable agreements with such Specified Consultants (or if there is no notice period in the arrangement with such Specified Consultants, then upon a date specified by Buyer), or (ii) the termination of this Agreement (such date, a “Specified Consultant Services Termination Date,” and each such date and the Employee Services Termination Date, a “Personnel Services Termination Date”).

PLATFORM SERVICES

In addition to the Personnel Services, Feedonomics will provide the following services (the “Platform Services”):

[***]

The Platform Services shall terminate on September 6, 2021, unless extended by mutual agreement of the Parties.